UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         AMENDMENT NO. 2 TO FORM SB - 2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                CISTERA NETWORKS

                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

             NEVADA                       5045                    91-1944887
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL   (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)

                               17304 PRESTON ROAD
                                    SUITE 975
                               DALLAS, TEXAS 75252
                               PH: (972) 381-4699
          (ADDRESS AND TELEPHONE NUMBER OR PRINCIPAL EXECUTIVE OFFICES)


                                   DEREK DOWNS

                               17304 PRESTON ROAD
                                    SUITE 975
                               DALLAS, TEXAS 75252
                               PH: (972) 381-4699
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                 WITH COPIES TO:


                              COLBERT JOHNSTON LLP

                       ATTENTION: ROBERT J. JOHNSTON, ESQ.

                          6021 MORRISS ROAD, SUITE 101
                            FLOWER MOUND, TEXAS 75028
                               PH: (972) 724-3338
                               FAX: (972) 724-1922


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
  Title of each Class                              Proposed Maximum            Proposed
     of Securities            Amount to be          Offering Price        Maximum Aggregate           Amount of
   to be registered            Registered            per share (1)          Offering Price        Registration Fee
----------------------------------------------------------------------------------------------------------------------------------

Common Stock                   7,642,581                 $2.40              $18,342,194.40             $563.11


----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                                   PROSPECTUS


                                    7,642,581

   Shares of common stock of CNH Holdings Company (par value $0.001 per share)

         This prospectus relates to the resale by certain selling stockholders identified in the section of this prospectus entitled "Selling Stockholders" on page 45 and their permitted transferees, from time to time of up to 7,642,581 shares of our common stock under this prospectus, issued as:


-        4,150,000  shares  issued in  payment  for an  acquisition  of  XBridge
         Software, Inc.

-        173,511 shares issued on the conversion of debt of XBridge Software


- up to 407,917 shares to be issued upon the exercise of options, which were granted by XBridge Software prior to being acquired by the Company

- up to 189,822 shares to be issued upon the exercise of warrants, which were granted by XBridge Software prior to being acquired by the Company

- 192,831 shares issued through the exercise of warrants and options, which were granted by XBridge Software prior to being acquired by the Company

- up to 112,728 shares to be issued upon the conversion of notes issued by the Company in a private placement

- 1,128,972 shares issued through the conversion of notes issued by the Company in a private placement

- 296,600 shares issued through the exercise of warrants issued by the Company in a private placement offering

- up to 990,200 shares to be issued upon exercise of warrants issued by the Company in a private placement offering


         We are not offering or selling any of our common stock pursuant to this prospectus. We will not receive any proceeds from any sales made by the selling stockholders in this offering but we will pay the expense of this offering. We will, however, receive the proceeds from the exercise of the warrants and options issued to the selling stockholders if and when they are exercised.

         The selling stockholders may, but are not obligated to, offer all or part of their shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

         We do not know when or in what amount a selling stockholder may offer shares for sale, including whether a selling stockholder will sell any or all of the shares offered by this Prospectus.


         Investing in our common stock involves risks. See "Risk Factors" beginning on page 4 to read about factors you should consider before buying shares of our common stock.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         Our shares of common stock are traded on the NASD's Over-the-Counter Bulletin Board under the symbol "CNWT."


         The date of this prospectus is August 13, 2007.


  ABOUT THIS PROSPECTUS

         You should rely only on the information contained in this document or any other document to which we refer you. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in a jurisdiction where the offer or sale is not permitted. The information contained in this document is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of shares of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

    TABLE OF CONTENTS

PROSPECTUS SUMMARY............................................................1
RISK FACTORS..................................................................4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................14
USE OF PROCEEDS..............................................................15
MARKET FOR COMMON EQUITY AND
    RELATED STOCKHOLDER MATTERS..............................................15
MANAGEMENT'S DISCUSSION AND ANALYSIS

     OR PLAN OF OPERATIONS...................................................17
BUSINESS.....................................................................25
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.................34
EXECUTIVE COMPENSATION.......................................................37
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................39
SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT.......................43
DESCRIPTION OF SECURITIES....................................................44
SELLING STOCKHOLDERS.........................................................45
SHARES ELIGIBLE FOR FUTURE SALE..............................................48
PLAN OF DISTRIBUTION.........................................................48
INDEPENDENT PUBLIC ACCOUNTANTS...............................................50
LEGAL MATTERS................................................................50
EXPERTS......................................................................50
DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES...............................50
INTERESTS OF NAMED EXPERTS AND COUNSEL.......................................51
WHERE YOU CAN FIND MORE INFORMATION..........................................51
INDEX TO FINANCIAL STATEMENTS................................................52
PART II - INFORMATION  NOT REQUIRED IN PROSPECTUS............................53
RECENT SALES OF UNREGISTERED SECURITIES......................................54
EXHIBITS.....................................................................58
UNDERTAKINGS.................................................................59
SIGNATURES...................................................................61

                               PROSPECTUS SUMMARY


         This summary highlights selected information about Cistera Networks and the offering that is contained in detail throughout this prospectus. You should read the entire prospectus before making an investment decision, especially the information presented under the heading "Risk Factors" and the financial statements and related notes included elsewhere in this prospectus, as well as the other documents to which we refer you. Except as otherwise indicated by the context, references in this prospectus to "we," "us," "our," or the "company" are to the business of CNH Holdings Company and do not include the selling stockholders.


OUR BUSINESS

         We provide IP network-based application appliances and services that add features and enhanced functionality to the telecommunications services used by large enterprises, small and mid-sized organizations, both in the commercial and public sector. Our software-based and hardware-based solutions are delivered on our open-architecture, component-based platform known as the Cistera ConvergenceServer(TM), which allows administrators to centrally manage advanced applications for IP telephony environments across large single-site and multi-site private voice/data networks. Although the origins of the solution started back in 2000, we began operations in May 2003 as a public entity under the name CNH Holdings Company.

         Our general business plan is to drive adoption of the Cistera technology--establishing the Cistera ConvergenceServer as the leading platform for advanced IP-based applications, through the strategic technology relationships with the IP Telephony equipment providers--Cisco, Nortel, Sylantro and Avaya, as well as the leading channel resellers--AT&T, Verizon, Bell Canada, Comstor, BT, etc. The Company plans to extend our product and technological leadership in the IP communications industry, and to increase our market penetration by continuing to expand our sales and distribution channels and by capitalizing on new market opportunities like two-way radio interoperability mobile/wireless devices.


OUR CORPORATE INFORMATION

         CNH Holdings Company, a Nevada corporation (the Company) was incorporated in Delaware on April 15, 1987, under the name of I.S.B.C. Corp. The Company subsequently changed its name first to Coral Companies, Inc., and then to CNH Holdings Company. Domicile was changed to Nevada in 1997. The Company conducted an initial public and secondary offerings during the 1980's. On June 15, 1998, the Company acquired Southport Environmental and Development, Inc. This acquisition however was subsequently rescinded by agreement between the parties and made a formal order of the court effective April 19, 2000. This order put the Company in the position that it occupied at June 14, 1998, as if none of the actions that had occurred from that time to the date of rescission had transpired.

         On May 5, 2003, Corvero Networks, Inc., a Florida corporation, was formed by CNH Holdings Company as a wholly owned subsidiary to acquire the use of certain technology known as the XBridge Technology. This technology has as its principal component the Corvero Convergence Platform. The acquisition was accomplished by entering into a license agreement with XBridge Software, Inc., a Delaware corporation.

         The Company was in the development stage from January 1, 1992 to May 5, 2003. Since May 5, 2003, the Company has commenced planned principal operations and is no longer in the development stage.


         On August 31, 2004, as part of a corporate restructuring aimed at simplifying the Company's operating structure, Corvero Networks merged into CNH Holdings and began doing business as Cistera Networks. As a continuation of this restructuring, effective May 27, 2005, the Company acquired XBridge in a merger of XBridge with a newly formed Company subsidiary. As consideration for the acquisition, we issued an aggregate of 4,150,000 shares of our common stock, net of the cancellation of 2,150,000 shares of our common stock held by XBridge at the time of the acquisition.

         On September 27, 2005, we changed our name to Cistera Networks, Inc.


         Our corporate headquarters is located at 17304 Preston Road, Suite 975, Dallas, Texas 75252, and our telephone number is (972) 381-4699.

THE OFFERING

Common stock offered by us                                    0 shares

Common stock offered by                              7,642,581 shares
the selling stockholders
Common stock to be outstanding after the offering    9,700,939 shares

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

         The following table provides our summary historical consolidated financial data for the periods ended and as of the dates indicated. The summary historical consolidated statement of operations data and summary historical consolidated balance sheet data presented below for the fiscal years ended March 31, 2006, and March 31, 2007, which have been derived from our audited consolidated financial statements, and have been audited by Robison, Hill & Co., independent certified public accountants. The historical results are not necessarily indicative of the results to be expected in any future period. You should read the summary consolidated historical financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Plan or Operation" and with our financial statements, including introductory paragraphs, and the related notes appearing elsewhere in this prospectus.

                                                                                     As of and for the
                                                                       ----------------------------------------------
                                                                            Fiscal Year Ended      Fiscal Year Ended
                                                                               March 31, 2007         March 31, 2006
  Summary of Operations Data:
  Total revenue                                                                     2,046,319              1,587,900
  Income (loss) from operations                                                   (1,090,300)            (2,324,552)
  Net income (loss)                                                               (1,174,338)            (4,572,094)
  Net income (loss) applicable to common stockholders                             (1,174,338)            (4,572,094)
  Net income per common share:
  Basic                                                                                 (.14)                  (.72)
  Diluted                                                                               (.14)                  (.72)
  Number of weighted-average shares of common stock outstanding:
  Basic                                                                             8,190,123              6,393,718
  Diluted                                                                           8,190,123              6,393,718
  Balance Sheet Data:
Cash and cash equivalents                                                               534,871                60,990
Total assets                                                                          3,372,525             3,048,495
  Long-term debt and capital leases                                                 1,985,574                166,566
  Total Liabilities                                                                 3,712,638              2,270,050
  Stockholders' equity                                                              (340,113)                778,445

                                  RISK FACTORS

         An investment in our securities involves a high degree of risk. You should carefully consider the following risks and the other information set forth elsewhere in this Registration Statement, including our financial statements and related notes, before you decide to purchase shares of our common stock. If any of these risks occur, our business, financial condition and results of operations could be adversely affected. As a result, the trading price of our common stock could decline, perhaps significantly, and you could lose part or all of your investment.

WE EXPECT TO INCUR LOSSES IN THE FUTURE AND MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

         We have incurred net losses since we began operations in May 2003. Our net loss was approximately $4,572,094 for fiscal year 2006, ended March 31, 2006, and approximately $1,174,338 for fiscal year 2007, ended March 31, 2007. We expect to make significant investments in our sales and marketing programs and research and development, resulting in a substantial increase in our operating expenses. Consequently, we will need to generate significant additional revenue to achieve and maintain profitability in the future. We may not be able to generate sufficient revenue from sales of our products and related professional services to become profitable. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. In addition to funding operations through increased revenue, we anticipate that we will need to raise additional capital before reaching profitability. We cannot predict when we will operate profitably, if at all. If we fail to achieve or maintain profitability, our stock price may decline.


BECAUSE OUR PRODUCTS ARE RELATIVELY NEW, WE HAVE A LIMITED OPERATING HISTORY WITH WHICH YOU CAN EVALUATE OUR CURRENT BUSINESS MODEL AND PROSPECTS.

         We launched the first commercial version of our Cistera ConvergenceServer and suite of IP Phone applications in September 2003, and since then have expanded our suite of advanced IP Phone applications. We expect our convergence product line to account for substantially all of our total revenue for the foreseeable future. We intend to continue to enhance our convergence products with the release of future versions, upgrades and increased functionality.

>> Because our convergence products are still at a relatively early stage of commercialization, it is difficult for us to forecast the full level of market acceptance that our solution will attain. Some of the risks we face include:>> information technology departments of potential customers may choose to create their own IP telephony solutions internally or through third-party, custom developers;

>> competitors may develop products, technologies or capabilities that render our products obsolete or noncompetitive or that shorten the life cycles of these products. Although we have had initial success, the market may not continue to accept our convergence products;

>>       we may not be able to attract and retain a broad customer base; and

>> we may not be able to negotiate and maintain favorable strategic relationships.

Failure to successfully manage these risks could harm our business and cause our stock price to fall. Furthermore, to remain competitive, products like ours typically require frequent updates that add new features. We may not succeed in creating and licensing updated or new versions of our Convergence products. A decline in demand for, or in the average price of, our Convergence products would have a direct negative effect on our business and could cause our stock price to fall.

WE ARE CURRENTLY OPERATING WITH AN INTERIM CHIEF FINANCIAL OFFICER.

         We are currently operating with an interim Chief Financial Officer. Our success depends on the ability to recruit and retain experienced management to run the company. The Chief Financial Officer position will require market level executive compensation, which is not currently part of our operating run-rate, and will most likely require an equity position in the company as part of their compensation package. This may require us to issue additional shares of stock or options, which could cause current stockholders' ownership positions to be diluted.

OUR CURRENT BUSINESS DEPENDS ON THE SUCCESS OF IP TELEPHONY PRODUCT ADOPTION FOR MAJOR PROVIDERS LIKE CISCO, NORTEL, SYLANTRO, AVAYA, ETC.
         Although our convergence products are currently designed to interoperate with a number of equipment providers, we have optimized our technology for Cisco Systems' IP telephony products and go to market primarily with Cisco. If Cisco's IP telephony products do not continue to gain widespread market acceptance, or if Cisco loses credibility in the IP telephony market or exits the IP telephony market, demand for our current products would fall and our operating results and financial condition may suffer. As we begin commercializing our products for use with other IP telephony equipment providers like Nortel, Sylantro and Avaya, we are also dependent upon the adoption of those platforms to create the demand for our solutions.


IF WE CANNOT MEET OUR FUTURE CAPITAL REQUIREMENTS, OUR BUSINESS WILL SUFFER.
         We will need additional financing to continue operating our business. We need to raise additional funds in the future through public or private debt or equity financings in order to:

>>       fund operating losses;

>> scale sales and marketing to address the rapidly growing market for Enterprise VoIP applications;

>> take advantage of opportunities, including more rapid expansion or acquisitions of complementary businesses or technologies;

>>       hire, train and retain employees;

>>       develop new products or professional services; or

>>       respond to economic and competitive pressures.

         If our capital needs are met through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced. Our future success may be determined in large part by our ability to obtain additional financing, and we can give no assurance that we will be successful in obtaining adequate financing on favorable terms, if at all. If adequate funds are not available or are not available on acceptable terms, our operating results and financial condition may suffer, and our stock price may decline.

OUR OPERATING RESULTS MAY FLUCTUATE, WHICH MAY ADVERSELY AFFECT OUR STOCK PRICE.
         We are an emerging company in an emerging market. As such, our quarterly revenue and results of operations are difficult to predict. We have experienced fluctuations in revenue and operating results from quarter-to-quarter and anticipate that these fluctuations will continue until the company reaches critical mass and the market becomes more stable. These fluctuations are due to a variety of factors, some of which are outside of our control, including:

>>       the fact that we are a relatively young company in an emerging market;

>> we derive the bulk of our revenue from sales to large enterprises and are large deal dependent;

>>       our ability to attract new customers and retain existing customers;

>> the length and variability of our sales cycle, which makes it difficult to forecast the quarter in which our sales will occur;

>> the amount and timing of operating expense relating to the expansion of our business and operations;

>> changes in our pricing policies or our competitors' pricing policies, which can occur rapidly due to technological innovation;

>> the development of new products or product enhancements by us or our competitors, as well as the adoption of new networking standards;

>> the introduction and market acceptance of new technologies and products and our success in new markets;

>> actual events, circumstances, outcomes, and amounts differing from judgments, assumptions, and estimates used in determining the values of certain assets (including the amounts of related valuation allowances), liabilities, and other items reflected in our financial statements;

>>       how well we execute on our strategy and operating plans; and

>> changes in accounting rules, such as recording expenses for employee stock option grants.

         As a consequence, operating results for a particular future period are difficult to predict, and, therefore, prior results are not necessarily indicative of results to be expected in future periods. Any of the foregoing factors, or any other factors discussed elsewhere herein, could have a material adverse affect on our business, results of operations, and financial condition that could adversely affect our stock price.

         We also typically realize a significant portion of our revenue in the last few weeks of a quarter because of our customers' purchasing patterns. As a result, we are subject to significant variations in license revenue and results of operations if we incur a delay in a large customer's order. If we fail to close one or more significant license agreements that we have targeted to close in a given quarter, this failure could seriously harm our operating results for that quarter. Failure to meet or exceed the expectation of securities analysts or investors due to any of these or other factors may cause our stock price to fall.

OUR REVENUES FOR A PARTICULAR PERIOD ARE DIFFICULT TO PREDICT, AND A SHORTFALL IN REVENUES MAY HARM OUR OPERATING RESULTS.
         As a result of a variety of factors discussed in this Registration Statement, our revenues for a particular quarter are difficult to predict. Our net sales may grow at a slower rate than we anticipate, or may decline. We plan our operating expense levels based primarily on forecasted revenue levels. These expenses and the impact of long-term commitments are relatively fixed in the short term. A shortfall in revenue could lead to operating results being below expectations as we may not be able to quickly reduce these fixed expenses in response to short term business changes.

DISRUPTION OF, OR CHANGES IN, OUR DISTRIBUTION MODEL OR CUSTOMER BASE COULD HARM
         OUR SALES AND MARGINS. If we fail to manage the distribution of our products properly, or if the financial condition or operations of our VARs weaken, our revenues and gross margins could be adversely affected. Furthermore, a change in the mix of our customers between service provider and enterprise, or a change in the mix of direct and indirect sales, could adversely affect our revenues and gross margins.

         Several factors could also result in disruption of or changes in our distribution model or customer base, which could harm our sales and margins, including the following:

>> in some instances, we compete with some of our VARs through our direct sales, which may lead these channel partners to use other suppliers that do not directly sell their own products;

>> some of our VARs may demand that we absorb a greater share of the risks that their customers may ask them to bear;

>> some of our VARs may have insufficient financial resources and may not be able to withstand changes in business conditions;

>> as we develop more solution-oriented products, enterprise customers may demand rigorous acceptance testing or contracting similar to the requirements of our service provider customers.

A SHORTAGE OF ADEQUATE COMPONENT SUPPLY OR MANUFACTURING CAPACITY COULD INCREASE OUR COSTS OR CAUSE A DELAY IN OUR ABILITY TO FULFILL ORDERS.
         Our solution includes both hardware and software and our growth and ability to meet customer demands depends in part on our ability to obtain timely deliveries of parts from our suppliers and contract manufacturers. We may in the future experience a shortage of certain component parts as a result of our own manufacturing process issues, manufacturing process issues at our suppliers or contract manufacturers, capacity problems experienced by our suppliers or contract manufacturers, or strong demand in the industry for those parts, especially if the economy grows.

         Growth in the economy is likely to create greater pressures on the Company and our suppliers to accurately project overall component demand and component demands within specific product categories and to establish optimal component levels. If shortages or delays persist, the price of these components may increase, or the components may not be available at all, and we may also encounter shortages if we do not accurately anticipate our needs. We may not be able to secure enough components at reasonable prices or of acceptable quality to build new products in a timely manner in the quantities or configurations needed. Accordingly, our revenues could suffer and our costs could increase until other sources can be developed. There can be no assurance that we will not encounter these problems in the future.

         The fact that we do not own our manufacturing facilities could have an adverse impact on the supply of our products and on operating results. Financial problems of contract manufacturers on whom we rely, or reservation of manufacturing capacity by other companies, inside or outside of our industry, could either limit supply or increase costs.

THE MARKETS IN WHICH WE COMPETE ARE INTENSELY COMPETITIVE, WHICH COULD ADVERSELY AFFECT OUR REVENUE GROWTH. The market for IP telephony solutions is rapidly changing and intensely competitive. We expect competition to intensify as the number of entrants increases and as other software companies expand into this marketplace. Our current and potential competitors include other IP telephony solution vendors, internal information technology departments, enterprise application integration software vendors and other large software vendors. Many of our existing and potential competitors have better brand recognition, longer operating histories, larger customer bases and greater financial, technical, marketing and other resources than we do. As a result, they may be able to leverage these advantages to gain market share from us. In addition, they may be able to respond more effectively than we can to changing technologies, conditions or customer demands, especially during economic downturns. Increased competition could significantly reduce our future revenue and increase our operating losses due to price reductions, lower gross margins or lost market share, which could harm our business and cause our stock price to decline.

WE DEPEND UPON THE DEVELOPMENT OF NEW PRODUCTS AND ENHANCEMENTS TO EXISTING PRODUCTS, AND IF WE FAIL TO PREDICT AND RESPOND TO EMERGING TECHNOLOGICAL TRENDS AND CUSTOMERS' CHANGING NEEDS, OUR OPERATING RESULTS AND MARKET SHARE MAY SUFFER.
         The markets for our products are characterized by rapidly changing technology, evolving industry standards and new product introductions. Our operating results depend on our ability to develop and introduce new products into existing and emerging markets and to reduce the production costs of existing products. The process of developing new technology is complex and uncertain, and if we fail to accurately predict customers' changing needs and emerging technological trends, our business could be harmed. We must commit significant resources to developing new products before knowing whether our investments will result in products the market will accept. We may not execute successfully in our product development endeavors because of errors in product planning or timing, technical hurdles that we fail to overcome in a timely fashion, or a lack of appropriate resources. This could result in competitors providing those solutions before we do, leading to loss of market share, revenues, and earnings.

         The success of new products is dependent on several factors, including proper new product definition, component costs, timely completion and introduction of these products, differentiation of new products from those of our competitors, and market acceptance of these products. There can be no assurance that we will successfully identify new product opportunities, develop and bring new products to market in a timely manner, or achieve market acceptance of our products or that products and technologies developed by others will not render our products or technologies obsolete or noncompetitive.

OUR BUSINESS DEPENDS UPON THE CONTINUED GROWTH OF IP BASED VOICE, VIDEO AND DATA SYSTEMS.

         Our business and revenue depends on the growth of Internet based systems for delivery of voice, video and data. To the extent that an economic slowdown and reduction in capital spending would adversely affect spending on Internet infrastructure and systems, we could experience material harm to our business, operating results, and financial condition.


         In addition, because of the rapid introduction of new products and changing customer requirements related to matters such as cost-effectiveness and security, we believe that there could be certain performance problems with Internet communications in the future, which could receive a high degree of publicity and visibility. As we are a supplier of IP based convergence products, our business, operating results, and financial condition may be materially adversely affected, regardless of whether or not these problems are due to the performance of our own products. Such an event could also result in a material adverse effect on the market price of our common stock independent of direct effects on our business.

PRODUCT QUALITY PROBLEMS COULD LEAD TO REDUCED REVENUES, GROSS MARGINS, AND NET INCOME.
         We produce highly complex products that incorporate leading-edge technology, including both hardware and software. Software typically contains bugs that can unexpectedly interfere with expected operations. There can be no assurance that our testing programs will be adequate to detect all defects, either ones in individual products or ones that could affect numerous shipments, which might interfere with customer satisfaction, reduce sales opportunities, or affect gross margins. In the past, we have had to replace certain components and respond to the discovery of defects or bugs in products that we had shipped. While the cost of replacing products and curing defects has not been material in the past, there can be no assurance that such replacement and cure, depending on the product involved, would not have a material impact. In addition, an inability to cure a product defect could result in the failure of a product line, causing temporary or permanent withdrawal of a product from the market which could result in damage to our reputation, inventory costs, or product reengineering expenses, any of which could have a material impact on revenues, margins, and net income.

OUR PROPRIETARY RIGHTS MAY PROVE DIFFICULT TO ENFORCE.

         We generally rely on patents, copyrights, trademarks, and trade secret laws to establish and maintain proprietary rights in our technology and products. While we have process pending on several patents, there can be no assurance that any of these patents or other proprietary rights will not be challenged, invalidated, or circumvented or that our rights will in fact provide competitive advantages to us. Furthermore, many key aspects of networking technology are governed by industry-wide standards, which are usable by all market entrants. In addition, there can be no assurance that patents will be issued from pending applications or that claims allowed on any patents will be sufficiently broad to protect our technology. In addition, the laws of some foreign countries may not protect our proprietary rights to the same extent, as do the laws of the United States. The outcome of any actions taken in these foreign countries may be different than if such actions were determined under the laws of the United States. If we are unable to protect our proprietary rights (including aspects of products protected other than by patent rights) in a market, we may find ourselves at a competitive disadvantage to others who need not incur the substantial expense, time, and effort required to create the innovative products that have enabled us to be successful.

WE MAY BE FOUND TO INFRINGE ON INTELLECTUAL PROPERTY RIGHTS OF OTHERS.
         Third parties, including customers, may in the future assert claims or initiate litigation related to exclusive patent, copyright, trademark, and other intellectual property rights to technologies and related standards that are relevant to us. These assertions may emerge over time as a result of our growth and the general increase in the pace of patent claims assertions, particularly in the United States. Because of the existence of a large number of patents in the IP field, the secrecy of some pending patents, and the rapid rate of issuance of new patents, it is not economically practical or even possible to determine in advance whether a product or any of its components infringes or will infringe the patent rights of others. The asserted claims and/or initiated litigation can include claims against us or our manufacturers, suppliers, or customers, alleging infringement of their proprietary rights with respect to our existing or future products or components of those products. Regardless of the merit of these claims, they can be time-consuming, result in costly litigation and diversion of technical and management personnel, or require us to develop a non-infringing technology or enter into license agreements. Where claims are made by customers, resistance even to unmeritorious claims could damage customer relationships. There can be no assurance that licenses will be available on acceptable terms and conditions, if at all, or that our indemnification by our suppliers will be adequate to cover our costs if a claim were brought directly against us or our customers. Furthermore, because of the potential for high court awards that are not necessarily predictable, it is not unusual to find even arguably unmeritorious claims settled for significant amounts. If any infringement or other intellectual property claim made against us by any third party is successful, or if we fail to develop non-infringing technology or license the proprietary rights on commercially reasonable terms and conditions, our business, operating results, and financial condition could be materially and adversely affected.

WE RELY ON THE AVAILABILITY OF THIRD-PARTY LICENSES.

         Although the Company attempts to limit any use of third-party products requiring licensing, some of our products are designed to include software or other intellectual property licensed from third parties. It may be necessary in the future to seek or renew licenses relating to various aspects of these products. There can be no assurance that the necessary licenses would be available on acceptable terms, if at all. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms, or the need to engage in litigation regarding these matters, could have a material adverse effect on our business, operating results, and financial condition. Moreover, the inclusion in our products of software or other intellectual property licensed from third parties on a nonexclusive basis could limit our ability to protect our proprietary rights in our products.

OUR OPERATING RESULTS AND FUTURE PROSPECTS COULD BE MATERIALLY HARMED BY UNCERTAINTIES OF REGULATION OF THE INTERNET, VOICE-OVER-IP AND IP TELEPHONY

         Currently, few laws or regulations apply directly to VoIP and IP telephony or access over the Internet. We could be materially adversely affected by regulation of IP telephony and the Internet in any country where we operate. Such regulations could include matters such as voice over the Internet or using IP, encryption technology, and access charges for Internet service providers. The adoption of regulation of IP telephony and the Internet could decrease demand for our products and, at the same time, increase the cost of selling our products, which could have a material adverse effect on our business, operating results, and financial condition.


CHANGES IN TELECOMMUNICATIONS REGULATION AND TARIFFS COULD HARM OUR PROSPECTS AND FUTURE SALES. Changes in telecommunications requirements in the U.S. or in other countries could affect the sales of our products. In particular, there may be future changes in U.S. telecommunications regulations that could slow the expansion of IP telephony infrastructures and materially adversely affect our business, operating results, and financial condition. Future changes in tariffs by regulatory agencies or application of tariff requirements to currently untariffed services could affect the sales of our products. Changes in tariffs could have a material adverse effect on our business, operating results, and financial condition.

FAILURE TO RETAIN AND RECRUIT KEY PERSONNEL WOULD HARM OUR ABILITY TO MEET KEY OBJECTIVES.

         Our success has always depended in large part on our ability to attract and retain highly skilled technical, executive, managerial, sales, and marketing personnel. Competition for these personnel is intense in the market today. Volatility or lack of positive performance in our stock price may also adversely affect our ability to retain key employees, virtually all of whom have been granted stock options. The loss of services of any of our key personnel, the inability to retain and attract qualified personnel in the future, or delays in hiring required personnel, particularly executive management, engineering and sales personnel, could make it difficult to meet key objectives, such as timely and effective product introductions. As mentioned previously, we are currently operating with an interim Chief Financial Officer.


IF WE DO NOT SUCCESSFULLY MANAGE OUR STRATEGIC ALLIANCES, WE MAY EXPERIENCE INCREASED COMPETITION OR DELAYS IN PRODUCT DEVELOPMENT.
         We have several strategic alliances with large enterprise organizations and other companies with whom we work to offer complementary products and services. If successful, these relationships may be mutually beneficial and result in industry growth. However, these alliances carry an element of risk because, in most cases, we must compete in some business areas with a company with which we have a strategic alliance and, at the same time, cooperate with that company in other business areas. Also, if these companies fail to perform or if these relationships fail to materialize as expected, we could suffer delays in product development or other operational difficulties.

OUR STOCK PRICE MAY CONTINUE TO BE VOLATILE.
         Our common stock has experienced substantial price volatility, particularly as a result of speculation in the investment community about our strategic position, financial condition, results of operations, or business. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market price of many technology companies, in particular, and that have often been unrelated to the operating performance of these companies. These factors, as well as general economic and political conditions, may materially adversely affect the market price of our common stock in the future. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees, all of whom are compensated in part based on the performance of our stock price.

FAILURE TO MANAGE OUR PLANNED GROWTH COULD HARM OUR BUSINESS.
         Our ability to successfully license products, sell professional services and implement our business plan in a rapidly evolving market requires an effective plan for managing our future growth. We plan to increase the scope of our operations at a rapid rate. Future expansion efforts will be expensive and may strain our managerial and other resources. To manage future growth effectively, we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations. If we do not manage growth properly, it could harm our operating results and financial condition and cause our stock price to fall.

A FEW OF OUR EXISTING SHAREHOLDERS OWN A LARGE PERCENTAGE OF OUR VOTING STOCK AND WILL HAVE A SIGNIFICANT INFLUENCE OVER MATTERS REQUIRING STOCKHOLDER APPROVAL AND COULD DELAY OR PREVENT A CHANGE IN CONTROL.

         Upon completion of the offering, and assuming the conversion of all of outstanding convertible promissory notes, and the exercise of warrants and options that we assumed in our acquisition of XBridge, our officers, directors and their affiliates will beneficially own or control approximately 29.8% of our outstanding common stock. As a result, our management could have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of control could be disadvantageous to other stockholders with interests different from those of our officers, directors and principal stockholders. For example, our officers, directors and principal stockholders could delay or prevent an acquisition or merger even if the transaction would benefit other stockholders. In addition, this significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Please see "Principal Stockholders" for a more detailed description of our share ownership.


ILLIQUIDITY OF OUR COMMON STOCK.

         Although there is a public market for our common stock, trading volume has been historically low which substantially increases your risk of loss. We can give no assurance that an active and liquid public market for the shares of the common stock will develop in the future. Low trading volume in our common stock could affect your ability to sell the shares of common stock. The development of a public trading market depends upon not only the existence of willing buyers and sellers, but also on market makers. The market bid and asked prices for the shares may be significantly influenced by decisions of the market makers to buy or sell the shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in the shares. Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time. Additionally, in order to maintain our eligibility for quotation on the OTC Bulletin Board, we need to have at least one registered and active market maker. No assurance can be given that any market making activities of any additional market makers will commence or that the activities of current market makers will be continued.

SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY LOWER OUR STOCK PRICE AND IMPAIR OUR ABILITY TO RAISE FUNDS IN FUTURE OFFERINGS.

         If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. The price of our common stock could also drop as a result of the exercise of options for common stock or the perception that such sales or exercise of options could occur. These factors also could make it more difficult for us to raise funds through future offerings of our common stock.

         As of August 8, 2007, there were 8,576,538 shares of common stock issued and outstanding, excluding 310,447 shares for which the Company has placed stop transfer orders. In addition, we have issued convertible notes, which if held to maturity will convert into 4,964,502 shares of common stock, and options and warrants representing 5,213,693 shares of common stock are currently outstanding.


OUR ARTICLES AND BYLAWS MAY DELAY OR PREVENT A POTENTIAL TAKEOVER OF US.

         Our Articles of Incorporation, as amended, and Bylaws, as amended, contain provisions that may have the effect of delaying, deterring or preventing a potential takeover of us, even if the takeover is in the best interest of our stockholders. The Bylaws limit when stockholders may call a special meeting of stockholders. The Articles also allow the Board of Directors to fill vacancies, including newly created directorships.


NO DIVIDENDS PAYMENTS.
         We have not paid any dividends on our common stock to date, and have no plans to pay any dividends on our common stock for the foreseeable future. We can give no assurance that we will ever pay any dividends in respect of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "expect," "plan,"
"intend," "anticipate," "believe," "estimate," "predict," "potential," or "continue," or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the "Risk Factors" section above. These factors may cause our actual results to differ materially from any forward-looking statement. Readers are urged to carefully review and consider the various disclosures we make in this prospectus and in our other reports filed with the Securities and Exchange Commission.

         We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in the future operating results over time. Our management believes its assumptions are based upon reasonable data derived from and known about our business and operations. No assurances are made that our actual results of operations or the results of our future activities will not differ materially from these assumptions.

                                 USE OF PROCEEDS


         The Company will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders. The company will, however, receive proceeds from the exercise of the options and warrants described in this prospectus, if and when these options and warrants are exercised. We could raise an additional $1,084,720 if all of the Class A warrants issued in conjunction with the December 2004 private placement funding were exercised. The warrants are redeemable by us if the closing bid of our common stock is $3.50 for ten of fifteen consecutive days. The exercise price is $1.30 per share. Because at that price it would be profitable for the warrant holders to exercise their warrants rather than to allow the redemption to proceed, we assume they would choose to exercise. However, there is no assurance that our stock price will rise to the $3.50 per share redemption trigger price, or that all of the warrants will be exercised. We could raise an additional $289,858 if all of the other outstanding warrants for common shares were exercised. We could raise an additional $168,931 if all of the outstanding options were exercised. We can give no assurance that any or all of these warrants or options will ever be exercised.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


         Our common stock is presently traded in the over-the-counter market and is listed on the Pink Sheets maintained by the National Quotation Bureau, Inc., and on the Bulletin Board maintained by the National Association of Securities Dealers, Inc. (NASD), under the symbol CNWT. The following table sets forth the range of high and low bid quotations for our common stock during each calendar quarter beginning April 1, 2005, and ending March 31, 2007. The figures have been rounded to the nearest whole cent.


       ______________________________High______________Low


 June 30, 2005                      $3.40             $2.39
 September 30, 2005                 $2.55             $1.80
 December 31, 2005                  $2.45             $1.10
 March 31, 2006                     $1.35             $1.01

 June 30, 2006                      $1.32             $1.13
 September 30, 2006                 $2.15             $0.65
 December 31, 2006                  $0.80             $0.64
 March 31, 2007                     $1.50             $1.35

         The above quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions. As of August 8, 2007, there were 8,576,538 shares of our common stock issued and outstanding held by approximately 573 stockholders of record, excluding 310,447 on which the Company has placed stop transfer orders.


         We have not paid any cash dividends to date and do not anticipate paying cash dividends in the foreseeable future. It is the present intention of our management to utilize all available funds for the development of our business.

         On January 9, 2004, our board of directors approved a long-term incentive plan (the "Plan"), under which we may issue compensation, including stock grants and stock options. The Plan has not yet been approved by our shareholders. We currently have outstanding options to purchase 313,132 shares of common stock issued under the Plan, subject to stockholder approval of the Plan. In addition, in connection with our acquisition of XBridge Software, options to purchase 150,246 shares of XBridge Software stock were converted into options to purchase 395,917 shares of our common stock. The following table summarizes our equity compensation plan information as of August 13, 2007:

----------------------------------------------------------------------------------------------------------------------
                      Equity Compensation Plan Information
----------------------------------------------------------------------------------------------------------------------
                                                                                          Number of securities
                                                                                          remaining available for
                                Number of securities to be                                future issuance under
                                issued upon exercise of      Weighted-average exercise    equity compensation plans
                                outstanding options,         price of outstanding         (excluding securities
Plan category                   warrants and rights          options, warrants and        reflected in column (a))
-------------
                                            (a)              rights                                   (c)
                                                                         (b)
------------------------------- ---------------------------- ---------------------------- ----------------------------
Equity Compensation Plans                   N/A                          N/A                          N/A
approved by security holders
------------------------------- ---------------------------- ---------------------------- ----------------------------
Equity Compensation Plans not
approved by security holders              502,987                       $0.74                      1,503,450
------------------------------- ---------------------------- ---------------------------- ----------------------------
Total                                     502,987                       $0.74                      1,503,450
------------------------------- ---------------------------- ---------------------------- ----------------------------

EQUITY COMPENSATION PLAN GRANTS NOT APPROVED BY SECURITY HOLDERS.
         Under the provisions of the Plan, on February 6, 2004, the Company granted non-statutory options for 100,000 shares of common stock, to various employees in consideration for employment with and services provided to the Company. These options were issued with an exercise price of $1.30, which was the closing trading price per share on the date of the grant. These options vest over 4 years from the date of the grant, and may be exercised at any time after vesting through January 2012. The fair value of these options was determined to be approximately $1.30 as derived using the intrinsic valuation methodology.

         Under the provisions of the Plan, on October 1, 2004, the Company granted non-statutory options for 915,000 shares of common stock, to various employees, including options to purchase 275,000 share to each of Mr. Derek Downs, our President, Interim Chief Operating Officer and a Director, Mr. Greg Royal, our Executive Vice President, Chief Technology Officer and Director, and Ms. Cynthia Garr, our Interim Chief Financial Officer Executive Vice President and Director, in consideration for employment with and services provided to the Company. These options were issued with an exercise price of $1.10, which was the closing trading price per share on the date of the grant. These options vest in a range from the date of the grant through four years, and may be exercised at any time after vesting through October 2012. The fair value of these options was determined to be approximately $1.10 as derived using the intrinsic valuation methodology. On April 1, 2007, the options granted to each of Messrs. Downs and Royal and Ms. Garr were mutually cancelled by the parties.

         Under the provisions of the Plan, on January 3, 2005, the Company granted 304,550 restricted shares of common stock, to various employees and consultants as consideration for employment with and services provided to the Company. Of these shares, 123,132 restricted shares were granted to Mr. Downs, our President, interim Chief Executive Officer and a director. The market price of our common stock on January 3, 2005, the date of these grants, was $3.00. On April 1, 2006, the Company granted an additional 2,000 restricted shares of our common stock under the provisions of the Plan to another employee as consideration for employment with the Company. The market price of our common stock on April 1, 2006 was $.95.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this document. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this memorandum, particularly in "Risk Factors."

OVERVIEW
         We provide IP network-based application appliances and services that add features and enhanced functionality to the telecommunications services used by large enterprises, small and mid-sized organizations, both in the commercial and public sector. Our software- and hardware-based solutions are delivered on our open-architecture, component-based platform known as the Cistera ConvergenceServer, which allows administrators to centrally manage advanced applications for IP telephony environments across large single-site and multi-site private voice/data networks. Because our solutions improve productivity and efficiencies for customers using IP telephony systems, we believe that our convergence solutions complement the efforts of IP telephony solution providers to increase the overall return on investment and value contribution associated with IP telephony systems. This has allowed us to establish cooperative relationships with IP telephony solution providers, as well as large VARs and systems integrators focused on delivering IP telephony systems and services.


         Currently, we offer new customers a robust IP-based applications platform pre-loaded with a variety of packaged applications (we refer to them as application engines). We market our software and hardware solutions through a VAR channel, and in some cases directly to Fortune 500 customers. To ensure growth scalability, our VAR channel is being trained to deliver professional services for standard installations, which we believe will allow us to focus on advanced professional services for complex installations.

         Our  objective  is to be  the  leading  provider  of IP  communications application platforms and advanced IP-based applications for businesses worldwide. To address our market opportunity, our management team is focused on a number of short and long-term challenges including: strengthening and extending our solution offerings; adding new customers and expanding our sales efforts into new territories; deepening our relationships with our existing customers, VARs, and SIs; and encouraging the development of third-party applications on our platform.


         In order to increase our revenues and take advantage of our market opportunity, we will need to add substantial numbers of customer installations. We plan to reinvest our earnings for the foreseeable future in the following ways: hiring additional personnel, particularly in sales and engineering; expanding our domestic and international selling and marketing activities; increasing our research and development activities to upgrade and extend our solution offerings and to develop new solutions and technologies; growing our VAR and systems implementation channel; adding to our infrastructure to support our growth; and expanding our operational and financial systems to manage a growing business.

FISCAL YEAR

         Our fiscal year ends on March 31. References to fiscal 2007, for example, refer to the fiscal year ended March 31, 2007.


SOURCES OF REVENUES

         We derive our revenues from three sources: (1) product revenues, which are comprised of software and hardware solutions; (2) professional services revenues, consisting primarily of installation, configuration, integration, training and VAR support services; and (3) support and maintenance, which is comprised of tiered technical support levels. Product revenues accounted for approximately 75.6 percent of total revenues during fiscal year 2006 and 73.6 percent of total revenues during fiscal year 2007. Professional services revenues accounted for approximately 12.5 percent of total revenues during fiscal 2006 and 11.6 percent of total revenues during fiscal year 2007. Revenues for our support and maintenance services made up approximately 11.9 percent of total revenues during fiscal 2006 and 14.4 percent of total revenues in fiscal 2007.

         The Company changed its revenue recognition policy in the third fiscal quarter ending December 31, 2006, to reflect a more conservative accounting practice.

         Product revenues are recognized once the software and hardware solution has been shipped according to the customer order, and are fully installed and operational. Prior to the adoption of this policy, the Company recognized revenues once orders were received and shipped. Professional services revenues are recognized once the services have been completed and the customer has approved the service. Support and maintenance revenues are recognized on a monthly basis over the life of the support contract. The typical support and maintenance term is 24 months, although terms range from 12 to 48 months. Our support and maintenance contracts are non-cancelable, though customers typically have the right to terminate their contracts for cause if we fail to perform. We generally invoice our customers in annual or quarterly installments and typical payment terms provide that our customers pay us within 30 to 45 days of invoice. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue, or in revenue depending on whether the revenue recognition criteria have been met. In general, we collect our billings in advance of the support and maintenance service period.

         Professional services and other revenues consist of fees associated with consulting and implementation services and training. Our consulting and implementation engagements are typically billed in advance of delivery with standard rates applied. We also offer a number of classes on implementing, using and administering our convergence solutions that are billed on a per class basis. Our typical professional services payment terms provide that our customers pay us within 30-45 days of invoice.


COST OF REVENUES AND OPERATING EXPENSES
Cost of Revenues

         Cost of convergence solutions and support revenues primarily consists of expenses related to depreciation expense associated with computer equipment, allocated overhead and amortization expense associated with capitalized software, and employee-related costs associated with professional services and support and maintenance. To date, the expense associated with capitalized software has not been material to our cost of revenues. We allocate overhead such as rent and occupancy charges, employee benefit costs and depreciation expense to all departments based on headcount. As such, general overhead expenses are reflected in each cost of revenue and operating expense category. Cost of professional services and other revenues consists primarily of employee-related costs associated with these services and allocated overhead. The cost associated with providing professional services is significantly higher as a percentage of revenue than for our convergence solutions due to the labor costs associated with providing professional services.

         To the extent that our customer base grows, we intend to continue to invest additional resources in building the channel infrastructure to enable our VARs and SIs to provide the professional services associated with the standard convergence solutions installation, configuration and training. The timing of these additional expenses could affect our cost of revenues, both in terms of absolute dollars and as a percentage of revenues, in a particular quarterly period. For example, we plan to increase the number of employees who are fully dedicated to supporting and enabling the reseller and implementation partner channel.

Research and Development


         Research and development expenses consist primarily of salaries and related expenses, and allocated overhead. We have historically focused our research and development efforts on increasing the functionality and enhancing the ease of use of our convergence platform and applications. Because of our open, scalable and secure component-based architecture, we are able to provide our customers with a solution based on a single version of our software application platform. As a result, we do not have to maintain multiple versions, which enables us to have relatively low research and development expenses as compared to traditional enterprise software business models. We expect that in the future, research and development expenses will increase in absolute dollars as we support additional IP telephony platforms, extend our solution offerings and develop new technologies.

Marketing and Sales


         Marketing and sales expenses are typically one of our largest costs, accounting for approximately 33.7 percent of total revenues for fiscal 2006 and only 16.4 percent of total revenues in fiscal 2007. In fiscal 2007 the Company reduced spending by leveraging some of the marketing programs funded by large technology and VAR partners. It is expected that the Company will increase spending in this area, as the market is beginning to show signs of momentum. Marketing and sales expenses consist primarily of salaries and related expenses for our sales and marketing staff, including commissions, payments to VARs, marketing programs, which include advertising, events, corporate communications, public relations, and other brand building and product marketing expenses, and allocated overhead. Since the beginning of fiscal 2005, our sales and marketing costs as a percentage of total expenses have increased as a result of increased market coverage in the U.S., Canada and the U.K.


         As our revenues increase, we plan to continue to invest heavily in marketing and sales by increasing the number of national account sales and channel management personnel in order to add new customers and increase penetration within our existing customer base, expanding our domestic and international selling and marketing activities, building brand awareness and sponsoring additional marketing events. We expect that in the future, marketing and sales expenses will increase in absolute dollars and continue to be our largest cost.

General and Administrative

         General and administrative expenses consist of salaries and related expenses for executive, finance and accounting, and management information systems personnel, professional fees, other corporate expenses and allocated overhead. We expect that in the future, general and administrative expenses will increase in absolute dollars as we add personnel and incur additional professional fees and insurance costs related to the growth of our business and our operations.


         We expect that general and administrative expenses associated with executive compensation will increase in the future. Although the current executive team has foregone full salary payment during the initial stages of the business, during 2007 the team began to receive full compensation. In addition, we believe over the next fiscal year that the compensation packages required to attract the senior executives the Company requires to execute against its business plan will increase our total general and administrative expenses.


INTELLECTUAL PROPERTY EXCLUSIVE LICENSING AGREEMENT
         In May 2003, we entered into an exclusive licensing agreement with XBridge Software. This agreement provided us with the exclusive worldwide rights to market, sell and deliver the convergence solutions based upon the XBridge technology. We also retained XBridge to provide additional development and engineering resources necessary to build, maintain and service the convergence solutions.

         As a continuation of a restructuring plan we implemented in August 2004, we entered into discussions to acquire XBridge and obtain ownership of the intellectual property upon which our products are based. The XBridge Software acquisition was consummated on May 27, 2005.

CRITICAL ACCOUNTING POLICIES
         Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

         We believe that of our significant accounting policies, which are described in the notes to our consolidated financial statements, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue Recognition


         In an effort to establish an accounting policy that provides shareholders with the most accurate representation of the company's performance, the company has instated a new policy that only declares revenue from software, hardware and services once fully installed and implemented. This method of revenue reporting will not reflect all orders received and shipped during the reporting period, but only those orders received, shipped and completely installed within the reporting period. Prior to the adoption of this policy, the Company recognized revenues when orders for our products and solutions were received and shipped.

         In future earnings reporting, the Company will continue to provide the "booked" revenue figures -- the amount based upon purchase orders (POs) received from customers and delivered to resellers -- during the reporting period in addition to the new recognized revenue reporting policy.

         The Company recognizes revenue according to SOP 97-2 (Software Revenue Recognition) as defined by paragraphs 07-14 in SOP 97-2 and as amended by SOP 98-9 (Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions). This SOP provides guidance on when revenue should be recognized and in what amounts for licensing, selling, leasing or otherwise marketing computer software (including computer hardware and support services).

         Our total deferred revenue for products and services was $123,611 as of March 31, 2007. Technical support services revenue is deferred and recognized ratably over the period during which the services are to be performed, which is typically from one to three years. Advanced services revenue is recognized upon delivery or completion of performance.

         We make sales to distributors and retail partners and recognize revenue based on a sell-through method using information provided by them.

Accounting for Deferred Commissions

         We defer commission payments to our direct and channel sales force for the professional services and support and maintenance portions of our contracts. These commissions are deferred and amortized to sales expense over the life of the related contracts, which typically last 12 to 36 months. The commission payments, which are paid the month after the service is delivered to the customer, are a direct and incremental cost of the revenue arrangements. The deferred commission amounts are recoverable through the future revenue streams under the customer support and maintenance contracts. We believe this is the preferable method of accounting as the commission charges are so closely related to the revenue from the non-cancelable customer support and maintenance contracts that they should be recorded as an asset and charged to expense over the same period that the subscription revenue is recognized.

         For the fiscal year 2006 and 2007, the Company did not pay sales commissions except in select agent arrangements. Sales commissions are generally paid on sales meeting the criteria for sales commission payment.


RESULTS OF OPERATIONS
         The following discussion should be read in conjunction with the consolidated statements of financial operations, in their entirety.


Overview of Results of Operations for: Fiscal 2006, Ended March 31, 2006, and Fiscal 2007, Ended March 31, 2007.

         Our revenues have grown from $1,587,900 in fiscal 2006 to $2,046,319 in fiscal 2007, a growth year-over-year of 28.9% on a recognized revenue basis. The Company instituted a new revenue recognition policy in the third quarter of fiscal 2007, causing the last half of the fiscal year to be reported differently than the first half of the year. Had the Company continued to report on a non-GAAP "booked" revenue basis for the entire fiscal year 2007, the revenue would have been reported as $2,169,903, or 36.7% on a non-GAAP "booked" revenue basis.

         Our gross profit during the fiscal year 2006 was $1,251,351 or approximately 78.8 percent of revenues, and the operating loss for the same period was $2,324,552. Gross profit for fiscal year 2007 was $1,729,671 or approximately 84.5 percent of revenues, and our operating loss for the same period was $1,090,300.

         During the fiscal year 2007, we continued to incur substantial costs and operating expenses related to the expansion of our business. We added support services personnel to focus on adding new customers and increasing penetration within our existing customer base, professional services personnel to support our implementation and support services, and developers to broaden and enhance our convergence solutions.


LIQUIDITY AND CAPITAL RESOURCES

         At March 31, 2007, we had cash, cash equivalents and short-term marketable securities of $534,871, as compared to $60,990 at March 31, 2006.

Accounts receivable at March 31, 2007 were $314,178, as compared to $198,319 at March 31, 2006. Deferred revenue was $436,666 as of March 31, 2007, as compared to $229,159 at March 31, 2006.

         From our start of operations in May 2003 through the end of fiscal 2007, we funded our operations primarily through financing obtained in two private placements--the first in the third quarter of fiscal 2005 and the second initiated in the fourth quarter of fiscal 2007.

         We do not have any special purpose entities, and other than operating leases for office space and computer equipment, which are described below, we do not engage in off-balance sheet financing arrangements. We currently have a bank line of credit with JPMorgan Chase Bank in the amount of $50,000. In addition, we have a factoring agreement with Allied Capital Partners, L.P. tied to accounts receivable with a credit line of up to $750,000.

         The Company recently completed a private placement to support current and future growth requirements. Through this offering the Company raised aggregate of $3,625,754.00 through the issuance of Senior Unsecured Convertible Promissory Notes, and warrants to purchase 3,625,754 shares of our common stock. Of the $3,625,754.00 in Notes, $2,815,000.00 in principal amount of Notes were issued for cash, and $810,754 in principal amount of Notes were issued in connection with the cancellation of an equal amount of the Company's outstanding obligation.

         Our future capital requirements will depend on many factors including: our rate of revenue growth; the expansion of our marketing and sales activities; the timing and extent of spending to support product development efforts and expansion into new territories; the timing of introductions of new services and enhancements to existing services; and the continuing market acceptance of our services. To the extent that existing cash and securities and cash from operations are insufficient to fund our future activities, we will need to raise additional funds through public or private equity or debt financing. Although we are currently not a party to any agreement or letter of intent with respect to potential investments in, or acquisitions of, complementary businesses, services or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all. If the Company cannot obtain needed funds, it may be forced to curtail or cease its activities.


DESCRIPTION OF PROPERTY

         Our corporate offices are located at 17304 Preston Road, Suite 975, Dallas, Texas. We lease this office space, which contains approximately 4,264 square feet, from CMD Realty Investment Fund, L.P. Our rent under this lease is approximately $7,626 per month and the lease expires November 30, 2009.


LEGAL PROCEEDINGS

         The Company, and certain of its current and former officers and directors are defendants in litigation pending in Dallas, Texas, styled KINGDON
R. HUGHES VS. GREGORY T. ROYAL, CYNTHIA A. GARR, JAMES T. MILLER, JR., CHARLES STIDHAM, CNH HOLDINGS COMPANY D/B/A CISTERA NETWORKS AND XBRIDGE SOFTWARE, INC.; Cause No. DV05-0600-G; G-134th District Court, Dallas County, Texas. The plaintiff has alleged a number of complaints against the defendants, including breach of fiduciary duty, misappropriation of corporate opportunities, fraud, fraudulent inducement, breach of contract, tortuous interference with contract, fraudulent transfer, and shareholder oppression arising in connection with the license agreement between the Company and XBridge in May 2003 and the acquisition of XBridge by the Company in May 2005. The parties held a mediation conference in April 2006 and have come to an understanding with respect to the principle elements of a potential settlement. We are currently in the process of negotiating definitive settlement agreements.

         The Company is a defendant in litigation pending in Dallas, Texas, styled Collaborative Search Partners, Inc. vs. XBridge Software, Inc., and Cistera Networks, Inc., Cause No. 07-03189; J191st District Court, Dallas County, Texas. The plaintiff has alleged a number of complaints against the defendants, including breach of contract, promissory estoppel, and quantum meruitt arising in connection with two separate employment search agreements. In May 2007, the parties came to an understanding with respect to the principle elements of a potential settlement, and a Rule 11 letter agreement has been filed with the Court, however, a definitive settlement agreement is still being negotiated among the parties. The Rule 11 letter agreement provides for payment by the defendants of $44,000 to the plaintiff over a period of six months, and in the event the defendants fail to make such payments, a default judgment may be rendered against the defendants.

                                    BUSINESS

BUSINESS OVERVIEW

         We provide IP network-based application appliances and services that add features and enhanced functionality to the telecommunications services used by large enterprises, small and mid-sized organizations, both in the commercial and public sector. Our objective is to be the leading provider of IP communications platforms and advanced application engines for businesses worldwide. Our software-based and hardware-based solutions are delivered on our open-architecture, component-based platform known as the Cistera ConvergenceServer, which allows administrators to centrally manage advanced applications for IP telephony environments across large single-site and multi-site private voice/data networks. Because our solutions improve customer responsiveness, employee productivity and efficiencies for customers using IP telephony systems, we believe that our convergence solutions complement the efforts of IP telephony solution providers such as Cisco, Nortel, Sylantro and Avaya to increase the overall return on investment and value contribution associated with IP telephony systems. This has allowed us to establish cooperative relationships with IP telephony solution providers, as well as large value added resellers (VARs) and systems integrators (SIs) focused on delivering IP telephony systems and services.

         We began operations in May 2003, and first introduced our convergence solutions in September 2003. We initially offered our solutions at discounted prices, to seed the market and to establish a referenceable customer base. From May 2003 through June 2005, we staffed our operations, grew our reseller channel, built our infrastructure, created, marketed and delivered our solutions and obtained an initial base of paying customers. From January 2005 to the present time, we increased expansion efforts into Canada and Europe. Our revenues grew from $1,322,675 in fiscal 2005 to $2,046,319 in fiscal 2007.


         We cannot be certain that our revenues will continue to grow or that we will achieve profitability in the future. We cannot accurately predict our future growth rate, if any, or the ultimate size of our market. Our ability to increase revenues and achieve profitability depends on a number of factors outside of our control, including the extent to which:

         our solutions are able to gain market acceptance, particularly as IP telephony increases penetration in the mainstream market;

         we are able to acquire and retain customers on a cost-effective basis;

         we are able to establish strategic relationships with IP telephony platform and services providers;

         we are able to successfully identify, develop and market enhanced applications for the mainstream market;

         IP telephony platform and service providers develop or bundle competing applications; and

         we become subject to increased regulatory burdens.

         Currently, we offer new customers a variety of packaged applications, and platform tools for customized solutions. We market our software and hardware solutions through a VAR channel, and directly in some cases to Fortune 500 customers. To ensure growth scalability, our VAR channel is being trained to deliver professional services for standard installations, which we believe will allow us to focus on advanced professional services for complex installations.

         We plan to reinvest our earnings for the foreseeable future in the following ways: hiring additional personnel, particularly in sales and engineering; expanding our domestic and international selling and marketing activities; increasing our research and development activities to upgrade and extend our solution offerings and to develop new solutions and technologies; growing our VAR and systems integration channel; adding to our infrastructure to support our growth; and expanding our operational and financial systems to manage a growing business.


KEY TERMS AND DEFINITIONS

         ENTERPRISE VOICE is defined as the combination of Enterprise Telephony and Enterprise VoIP Gateways.

         ENTERPRISE TELEPHONY is defined as the combination of Enterprise IP Telephony and traditional telephony (PBX/KTS).

         ENTERPRISE IP TELEPHONY is defined as the combination of LAN Telephony, Converged Telephony, and IP Phones.


         ENTERPRISE VOIP GATEWAY is defined as a Layer 3 network device which provides the interconnection of customer premise equipment (CPE)-based voice and data traffic across a WAN network or the PSTN, also refereed to as trunks. This device is typically a modular or standalone router specially equipped with voice DSP resources.


         LAN TELEPHONY (IP-ONLY) is defined as those ports and systems which provide Enterprise Voice services over a LAN whereby both call control and voice traffic traverse a packet network, in most cases IP running over Ethernet. The use of a traditional PBX or KTS is not required. In most cases the three fundamental elements to this network architecture include a server running call control software, Ethernet switches, and IP Phones.


         CONVERGED TELEPHONY (TDM/IP) is defined as those lines and systems which provide voice services whereby voice traffic traverses Time Division Multiplex (TDM) lines but call control is packet based. In most cases this enables a traditional Enterprise Voice network to migrate its infrastructure to IP incrementally with the prime advantage of maintaining prior capital investment in PBXs and traditional phones. In most cases call control resides on a server, connected to a LAN, running call control software which provides call control to a PBX. In this case, the end-points remain TDM but the call control is IP. Also, other form factors of this segment may not include traditional phone systems, but an integrated standalone device which integrates the functions of TDM and IP at a systems level. These standalone solutions are targeted to smaller deployments as found at branch offices or small offices.


         IP PHONE is defined as a packet based telephone that has a Layer 3 IP address and a Layer 2 network connection (in most cases Ethernet or Voice over Ethernet). The functions of an IP Phone mirror that of a traditional phone. Technically, an IP Phone transmits voice traffic by first taking the Voice Payload and adding an RTP header, then a UDP header, then an IP header and finally an Ethernet header per frame. An IP Phone is an IP appliance, which has been optimized for voice applications. Given that it is more than a traditional telephone, other network services may be available to the IP Phone such as Internet browsing or other network services. An IP Phone can be a hard phone, soft phone, or wireless device.

INDUSTRY BACKGROUND
         The term "IP telephony" covers a range of technologies, including voice-over-IP (VoIP) and fax-over-IP services, which are carried over both the Internet and private IP-based networks. IP telephony connects across combinations of PCs, Web-based telephones, and phones connected via public telephone lines to remote voice gateways. Because information traveling through an IP-based network travels in discrete packets, it does not need to rely on a continuously available switched circuit as does information traveling in the analogue format used in traditional telephony. Consequently, IP-based services are very bandwidth and cost-efficient.


         Users of IP telephony typically can save money because IP telephony operates more efficiently than ordinary plain old telephone service (POTS) and because it currently avoids most of the tariffs and tolls applicable when using POTS, especially with respect to international telephone service. IP-based voice conversations require less than 10% of the bandwidth of POTS. This efficiency of bandwidth results from two factors: First, compression techniques, such as G.723.1, a standard IP compression technique, compresses a standard POTS transmission resulting in an overall bandwidth reduction generally in the range of 6-to-1. Second, POTS requires full duplex--a simultaneous transmission in both directions--to support a telephone conversation. Tying up bandwidth in this fashion is wasteful because in conversations, typically only one person is speaking at a time. Voice-over-IP (VoIP) products have the ability to sense the silence and cease transmitting when one party is quiet. This technique almost halves the required bandwidth of a typical telephone conversation. As a result, IP telephony commonly consumes as little as one-twelfth the bandwidth of POTS to transmit conversations. In addition, IP telephony provides carriers with the ability to lower costs by consolidating both voice and data in one network instead of necessitating the two separate networks required for traditional POTS and data.


         VoIP technologies convert digitized voice into data packets that are encapsulated in Internet protocol, thus allowing IP Phone calls, faxes and voice traffic to be relayed over corporate intranets or across the Internet. As a result, VoIP presents an opportunity for exciting new uses for IP-based phone systems, such as: IP multicast conferencing and telephony distance learning applications, phone directories and customer service monitoring and playback of calls via IP, and "voice web browsing" where the caller can interact with a web page by speaking commands. The ability to access enterprise data and applications through a device such as a web-browser enabled IP Phone has presented an opportunity to position the IP Phone as a peer to the personal computer in many work environments - especially where PC's are not appropriate user interfaces for employees. Apart from the economies provided by moving a firm's communications onto one network, it is IP convergence, the uniting of voice, video and data that has provided many companies with a compelling reason to replace legacy phone systems with IP telephony.


Market Highlights:

o Total IP phone annual shipments are expected to grow from 10 million units in 2006 to 164 million units in 2010 (Still less than 5% of all communication devices sold) (According to research firm, In-Sat)

o Enterprise converged mobile device (SmartPhone) shipments were 7.3 million in 2005, and are projected to reach 63 million units worldwide by 2010 (According to research firm, IDC)

o Computer-Telephony Integration (CTI) was $5 Billion in 2005, and projected to be $12 Billion by 2010 (Telecommunication Industry Association - North America)

o $7.5 Billion in revenue is expected to be reached by 2010 for the Land Mobile Radio market (LMR) (Venture Development Corporation - North America)


LIMITATIONS OF EXISTING IP TELEPHONY SOLUTIONS
         Existing IP telephony solutions have been criticized for lacking the broad set of features, or applications, such as voicemail, call transfer, and three-way calling, that traditional PBX phone systems have developed over the past century. As an application development company for the IP telephony market, we bridge the feature/function gap currently present in many major IP telephony platforms like those provided by Cisco, Avaya, Nortel, Siemens and others. We believe that, just as happened with POTS, application providers will flourish alongside the equipment providers as the IP telephony market develops and matures.

THE OPPORTUNITY FOR CONVERGENCE OF VOICE, VIDEO AND DATA
         IP telephony refers to the technology used in transmitting voice over a network using open, standards-based IP. Our Convergence IP telephony solutions leverage a single network infrastructure for the transmission of data, voice, and video traffic to deliver high-quality voice and fully integrated communications and enable enterprises to realize the business benefits of a converged network. These benefits include increased productivity, business flexibility, and reduced operational costs.

         With the mainstream adoption of enterprise IP communications, businesses are now embracing the operational benefits of convergence at an accelerated pace. While the infrastructure benefits of IP telephony are well documented, the user-level benefits are only now starting to emerge. Today, businesses deploying IP telephony are looking for benefits that extend beyond VoIP into ways to integrate existing business data into the telephony environment.

         Collaboration tools like video conferencing and multicasting can be delivered to every desktop, enabling up-to-the minute information sharing between employees, partners, suppliers and customers - improving the company's ability to respond and collaborate at a fraction of the cost of other point solutions.

         Unified views of customer data also become a reality with the true integration of voice, video and data. Combined with the use of intelligent communication devices like IP-based phones, critical information and important messages can travel to the employees to enable them to work smarter and faster.

         Finally, a converged network is more capable of supporting a mobile workforce. By offering remote access to a corporate network and its information, geographically dispersed locations or traveling employees can access the tools they need to perform and interact with customers, thereby increasing per capita efficiency.

         The movement towards incorporating voice, video and data into a single network is referred to as "convergence". IP telephony now allows the telephone to serve up data in a manner similar to a PC or any other web-enabled device.

         Before the introduction of our Cistera ConvergenceServer, most IP data-based applications offered via IP Phones were limited by the phone's own ability to navigate and/or manipulate data in a meaningful way. The Cistera
ConvergenceServer, coupled with XML, other standard protocols and an IP telephony environment, allows an enterprise to achieve unique client-application integration through its IP Phones. This integration is accomplished in the network as a peer with other user interface devices such as PCs, PDAs, wireless phones and point-of-sale devices, among others. By coupling an XML browser with voice services, we are able to combine voice, video and powerful data query applications and deliver them through IP communications devices.

OUR STRATEGY

         Our objective is to be the leading provider of IP communications Application Platforms and advanced application engines for businesses worldwide. To achieve this objective, we are pursuing the following strategies:

         EXTEND OUR PRODUCT AND TECHNOLOGICAL LEADERSHIP. We believe our solution supports more communications and data format standards across the broadest range of communications systems than most other competing solutions, allowing us to provide improved interoperability within a customer's existing network infrastructure. We intend to build upon our IP communications technology and improve our solution's functionality and ease of use for rapidly designing, deploying and maintaining our communications solutions in a customer's environment. We may also seek to enhance our products through licensing or acquiring complementary technologies or businesses. We believe that we are also unique in delivering a full suite of application engines to an IP communications end point and plan to extend our application engine portfolio.

         EXPAND SALES AND DISTRIBUTION CHANNELS. We intend to pursue a multi-channel, distribution strategy by expanding our key relationships with system integrators, VARs, OEMs and distributors. We intend to increase our domestic distribution by adding channel sales personnel. We also plan to continue to expand our indirect distribution through alliances with additional system integrators, VARs and OEMs. We intend to launch our international distribution by developing additional relationships with international distributors and creating strategic alliances with international system integrators. We anticipate that our primary means of addressing the market will be through our indirect sales force.


         CAPITALIZE ON OUR PROFESSIONAL SERVICES CAPABILITIES. We have established what we believe to be highly successful relationships with customers and VARs by assisting them in designing, developing and deploying our convergence solutions. Our professional services range from strategic and architectural planning to complete integration and deployment of our products. While we encourage our indirect channel partners to build out professional services practices to support the Cistera solutions, we will continue to extend our professional services expertise in applying emerging standards, especially XML standards, to create additional solutions that capitalize on our technologies. By offering a full range of professional services, we believe we can strengthen our existing customer and VAR relationships and foster new relationships, creating opportunities to sell additional products. Our current expectation is for our VAR channel to handle the standard installation and configuration requirements, thereby enabling us to focus on the more advanced customer services requirements and to scale rapidly to meet the anticipated demand for our convergence solutions.


PRODUCTS

         Our convergence products consist of application appliances--hardware and software combined to deliver a broad suite of feature-sets on a scalable architecture:

         HARDWARE PLATFORMS The Cistera platforms combine advanced software engines with hardware devices that have been optimized and in some cases, specifically designed to deliver the performance and scalability required for IP telephony application environments.

         CISTERA CONVERGENCESERVER(TM) (CCS(TM)) the foundation of a Cistera IPT solution is available in six form factors--the CCS 1000, the CCS 1500, the CCS 2500, the CCS 5500 and the CCS 7500 are designed to support "small", "medium", "large" and "service provider" performance requirements for specific customer locations. The servers are rack-mountable, open standards-based hardware systems.


         CISTERA ZONECONTROLLER(TM)(CZC(TM)) enables IP phone systems to work with existing or newly installed overhead speakers to create a unified paging system. Cistera's solution is the only one that supports simultaneous broadcasting to IP phones and speakers.


         CISTERA 1.7 SOFTWARE PLATFORM. The Cistera 1.7 software platform is a component-based architecture that enables enhanced scalability and management of advanced IP Phone applications. This platform has built in media management engines that enable third-party application developers to leverage our pre-built components--a voice recording engine, a broadcast engine, a content streaming engine, a pin code and authentication engine, a ruleset engine and a grouping engine--without having to create each component from the ground up. Our authorized developers can use our published APIs to invoke many of these services and therefore focus their development efforts on the workflow components critical for specific industries. This platform also provides configurable administration and management tools.


         CISTERA ADVANCED IP PHONE APPLICATIONS. We believe that we have developed the broadest suite of advanced IP Phone applications available in the market today. These applications include:

         QUICKRECORD(TM) - an IP telephony on-demand voice recorder and media management service designed to allow phone users to record important or malicious calls when needed and play them back from the phone. The entire call is recorded regardless of when the user presses the record button during the call.

         CALLCENTERRECORD(TM) - an IP telephony continuous voice recorder and media management service with remote monitoring and quality reporting features. It supports standard storage and archival systems.

         RAPIDBROADCAST(TM)  - an IP telephony  messaging and broadcast  system.
              Instantly transmit text or voice messages or schedule pre-recorded broadcasts to a defined group or to an entire organization through IP Phones or external speakers.

         VIRTUALDIRECTORY(TM) - a centralized directory system that allows telephone users, both internal and external to traverse corporate information quickly without time consuming tree-based systems. Callers can use their touchtone or voice to request information or to be directed to the appropriate extension. It supports LDAP integration into popular contact management systems.

         CONTENTSTREAMER(TM) - an IP telephony streaming solution that delivers audio, graphics, music, and data streaming capabilities to the IP Phone network. It enables targeted music/messaging for on-hold callers as well. Cistera's solution uses Real Simple Syndication
              (RSS) to deliver targeted messaging that is delivered as it is updated

         PHONEASSIST(TM) - integrates the PC and the IP Phone, enabling access to CRM application directories from the phone, or "click-to-dial" from the computer.

         PHONEVERIFY(TM) - provides cost effective account code authentication, client matter codes, and forced code authorization that integrate with leading call detail reporting systems.

         RULESETMANAGER(TM)   -  enables   control  of   behavior  of  IP  Phone
              applications, IP Phones and other IP devices from a central administration point. It allows quick configuration to apply rule-based call management for an IPT system.

         GROUPMANAGER(TM)  -  enables  the   organization   and   management  of
              designated groups of IP Phone users from a central administration point. It allows the system administrator to assign rights and services based upon group association.

         Our convergence solutions utilize several key technologies to provide integration into IP communications environments, including XML, JTAPI, J2EE, SIP, H.323, and others.

         Our convergence solutions have been designed to interoperate seamlessly within network environments, by aligning with key industry standards. There are occasions where integration with certain legacy platforms requires that our solutions interact with some proprietary protocols. In these situations, our convergence solution works to maintain open protocols for the broad network functions, while supporting the proprietary codecs for the specific areas of interoperability. An example of this would be in the way our products currently support Cisco's proprietary SCCP protocol.

         We have designed our solution to provide support for many of the emerging industry XML standards with minimal impact to existing business applications. We believe this non-intrusive architecture is a key in enabling integration of IP based voice, video and data; and will enable content to be delivered to a wide array of devices, like IP Phones, wireless phones, PDAs, etc.

PRODUCT DEVELOPMENT
         We released our first convergence products in September 2003 at Cisco's Innovation Through Convergence Expo in California. Using the technology developed for our Cistera ConvergenceServer, we recently introduced additional convergence products, extending the breadth and depth of our solution footprint. We continue to enhance our convergence products with particular emphasis on providing improved interoperability, increased functionality, enhanced security and scalability and simplified ease of use. Our product development efforts currently focus on enhancing our existing products and technologies and on developing additional products to extend our position in the growing voice, video and data convergence market.

         On May 5, 2003, we retained the services of XBridge Software to perform a substantial portion of our product development. XBridge continued to perform these services for us until May 27, 2005, when we acquired XBridge.

COMPETITION

         We compete with a broad number of companies that extract revenues from the telecommunications capital budgets of small and medium business (SMB) and large companies (Enterprises). Currently, 100% of our revenues are derived from equipment purchased as part of an enterprise's telecommunications infrastructure and aligned CTI applications. In 2005, this was a $5.7B market with about 20% specifically associated with IP communications.

         We face competitors in three primary categories: Traditional TDM application vendors transitioning to IP; PBX vendors extending functionality to core systems; and, alternative application platforms focused on "custom" application development capabilities.

         Our principle competitors are companies that have for a number of years manufactured telephony application products for traditional TDM based phone systems and are currently transitioning their products to support VoIP phone systems otherwise known as IP Telephony. Examples of companies that we compete with include Verint, Interactive Intelligence and Nice Systems in the Quality Assurance and Compliance category; Raytheon, Alcatel-Lucent and Motorola in the Event Alerting and Notification category.

         While we believe that the Company's business plan provides competitive advantage over competitors, many of our existing and potential competitors have stronger brand recognition, longer operating histories, larger customer bases and greater financial resources. As a result, they may be able to respond more effectively to changing technologies, conditions or customer demands, especially during market downturns.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The following table sets forth the name, age, and position of each executive officer and director of the Company:

          Name                      Age     Position With Company


Derek P. Downs     38    President, Interim Chief Executive Officer and Director

Gregory T. Royal   41    Executive Vice-President/Chief Technology Officer and
                         Director

Cynthia A. Garr    47    Interim Chief Financial Officer, Executive
                         Vice-President of Corporate Development and Director

         Our directors hold office until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified. Our officers are appointed by our Board of Directors at the board meeting immediately following the shareholders' annual meeting and hold office until their death or until they either resign or are removed from office. There are no written or other contracts providing for the election of directors or a term of employment for our executive officers, all of whom currently serve on an at will basis.

         DEREK P. DOWNS served as President since May 31, 2004 and became our Interim CEO for the Company in June 2005. Mr. Downs has been a member of the Board of Directors since October 1, 2004. Prior to becoming President and Interim CEO, Mr. Downs served as the Company's Vice President of Sales Marketing and Business Development. From January 2003 to May 2003, Mr. Downs held the same position with XBridge Software, Inc. From December 2000 to September 2002, Mr. Downs held senior executive roles in marketing, alliances, product marketing, and business development at i2 Technologies (NASDAQ:ITWO), a $1 billion supply chain software company. Before joining i2 Technologies, he served from December 1999 to December 2000 as VP of Business Development and Strategic Alliances for BSI Consulting, a midsized technology strategy firm. From May 1995 to December 1999, Mr. Downs held the position of Director of Strategic Alliances at Baan Company, a $1+ billion enterprise software company. Mr. Downs graduated from the University of Eastern New Mexico in 1990 with a BBA degree in Marketing and a BBA degree in Business Administration.

         GREGORY T. ROYAL has served as Executive Vice President and Chief Technology Officer, and as a member of the Board of Directors since May 2003. Mr. Royal is the original founder of XBridge Software, and the inventor of the ConvergenceServer technology. Mr. Royal has over 18 years of IT Sales, Marketing and Management experience in New Zealand, Australia and the United States. He has held Senior Sales and Marketing positions at Sycom Office Equipment, Eagle Technology, Network General Corp. (NASDAQ:NETG) and Network Associates Inc. (NASDAQ:NETA). Mr. Royal has system certification with Compaq, IBM, Novell and Hewlett Packard. He also has significant experience in designing and deploying large scale IT systems including experience in Banking and Finance, Government, and Retail and Property Services. Mr. Royal graduated from Victoria University in 1986 and holds an MBA from Rushmore University.

         CYNTHIA A. GARR has served as Interim CFO and Executive Vice President of Corporate Development since June of 2004. She has been a member of the Board of Directors since May 2003. She is one of the founders of XBridge Software, and has served as its President and as a Director from its inception in 1999 to the present. She was also Director of Sales for Identify Software, a leader in application problem resolution software, from January 2003 to June 2004. From January 2000 to August 2001, Ms Garr served as a Regional Sales Manager for Mercury Interactive, the leading provider of enterprise testing and performance management solutions. Ms. Garr was President of U.S. Operations and Executive Director of Qronus Interactive, a provider of automated testing solutions software, which was ultimately acquired by Mercury Interactive from November 1997 to January 2000. She graduated from Almeda University with a Bachelor of Science in Information Systems Technology and a Masters of Business Administration in Marketing.


BOARD COMPOSITION AND COMMITTEES

         Our Board of Directors currently consists of three members, Gregory T. Royal, Cynthia A. Garr, and Derek P. Downs. We are planning to expand the number of members constituting our Board of Directors and will seek persons who are "independent" within the meaning of the rules and regulations of NASDAQ to fill vacancies created by any expansion. Because of our current stage of development, we do not have any standing audit, nominating or compensation committees, or any committees performing similar functions. The Board meets periodically throughout the year as necessity dictates. No current director has any arrangement or understanding whereby they are or will be selected as a director or nominee.

Audit Committee Financial Expert

         The Company's board of directors does not have an "audit committee financial expert," within the meaning of such phrase under applicable regulations of the Securities and Exchange Commission, serving on its audit committee. The board of directors believes that all members of its audit committee are financially literate and experienced in business matters, and that one or more members of the audit committee are capable of (i) understanding generally accepted accounting principles ("GAAP") and financial statements, (ii) assessing the general application of GAAP principles in connection with our accounting for estimates, accruals and reserves, (iii) analyzing and evaluating our financial statements, (iv) understanding our internal controls and procedures for financial reporting; and (v) understanding audit committee functions, all of which are attributes of an audit committee financial expert. However, the board of directors believes that there is not any audit committee member who has obtained these attributes through the experience specified in the SEC's definition of "audit committee financial expert." Further, like many small companies, it is difficult for the Company to attract and retain board members who qualify as "audit committee financial experts," and competition for these individuals is significant. The board believes that its current audit committee is able to fulfill its role under SEC regulations despite not having a designated "audit committee financial expert."


Indebtedness of Directors and Executive Officers

         None of our directors or officers or their respective associates or affiliates is indebted to us.

Family Relationships

         There are no family relationships among our directors or executive officers.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
         Section 16(a) of the Exchange Act, requires the Company's officers, directors and persons who beneficially own more than ten percent of the Common Stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the Securities and Exchange Commission to furnish the Company with copies of all
Section 16(a) forms they file.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION
         The following table sets forth, for our last two fiscal years, certain information concerning the compensation paid by the Company to our Chief Executive Officer and our other most highly paid executive officers who received in excess of $100,000 in compensation during these periods.

                                                  SUMMARY COMPENSATION TABLE
       (a)             (b)         (c)     (d)         (e)             (f)       (g)              (h))          (i)
                                                                                              Nonqualified
                       Year                                                    Non-Equity        Deferred     All Other
                       Ended                          Stock          Option    Incentive       Compensation    Compen-
                                                                                  Plan
      Name and         March     Salary    Bonus      Awards         Awards   Compensation       Earnings      sation      Total
 Principal Position     31        ($)       ($)        ($)             ($)        ($)               ($)          ($)        ($)
DEREK P. DOWNS         2007      $127,500       -             -            -             -                 -          -    $127,000
                       2006      $125,000       -   $369,396(1)            -             -                 -          -    $494,396
President/Interim
CEO/Director
CYNTHIA A. GARR        2007       $10,417       -             -            -             -                 -          -     $10,417
   Interim CFO/        2006      $125,000       -             -            -             -                 -          -    $125,000
Executive Vice
President/Director
GREG T. ROYAL          2007      $130,500       -             -            -                               -          -    $130,500
   Executive V.P./     2006      $130,000       -             -            -             -                 -          -    $130,000
   Director

     (1) Represents the grant of 123,132 restricted shares of our common stock on January 3, 2005. This grant is still subject to the approval by our shareholders of our long term incentive plan.

         Except as described below under "Employment Contracts," there are no compensatory plans or arrangements, with respect to any of our executive officers, which result or will result from the resignation, retirement or any other termination of such individual's employment with us or from a change in control of the Company or a change in the individual's responsibilities following a change in control. No stock options, stock appreciation rights or other stock based incentives were awarded to any of our named executive officers during fiscal 2006 and 2007.


EMPLOYMENT CONTRACTS

         On January 1, 2005, we entered into an employment agreement with Mr. Downs pursuant to which we agreed to employ him as President at an annual salary of $125,000. Although the initial term of the agreement has expired, if we terminate our employment relationship with Mr. Downs agreement (a) without cause, or (b) for any reason within twelve months of a change in control; or Mr. Downs terminates the agreement with just cause, then Mr. Downs shall be entitled to receive two times his then current salary, payable in equal installments over the course of the immediately following eighteen months.

         On October 1, 2004, Cistera Networks Canada, one of our subsidiaries, entered into an employment agreement with Mr. Royal pursuant to which Cistera Networks Canada has agreed to employ him as its President at an annual salary of

$130,000. Although the initial term of the agreement has expired, if Cistera Networks Canada terminates its employment relationship with Mr. Royal (a) without cause, or (b) for any reason within twelve months of a change in control; or Mr. Royal terminates the agreement with just cause, then Mr. Royal shall be entitled to receive two times his then current salary, payable in equal installments over the course of the immediately following eighteen months.

         The employment agreements for both Mr. Downs and Mr. Royal were terminated by the parties, effective March 31, 2007. An employment agreement for Ms. Garr, with terms similar to that of Mr. Downs, was terminated by the parties, effective April 1, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

             ----------------------------------------------------------------------------------------------------
                                           Outstanding Equity Awards at Fiscal Year-End
             ----------------------------------------------------------------------------------------------------
                                                          Option Awards
             ----------------------------------------------------------------------------------------------------

             Name                   Number of         Number of        Number of
                        Securities Securities Securities
                        Underlying Underlying Underlying
                                   Unexercised       Unexercised      Unexercised    Option
                                     Options           Options         Unearned      Exercise        Option
                                       (#) (#)  Options  Price  Expiration  Date
                                   Exercisable Unexercisable (#) ($)
             ------------------ ------------------ ---------------- ---------------- ----------- ----------------
             Derek Downs                  0                 0            275,000(3)       1.30          2/6/2009
             ------------------ ------------------ ---------------- ---------------- ----------- ----------------
             Cynthia Garr             41,831(1)             0                0            0.46          4/1/2009
                                                                         275,000(3)       1.10         10/1/2009
             ------------------ ------------------ ---------------- ---------------- ----------- ----------------
             Gregory Royal            271,174(2)            0                0            0.46          5/3/2009
                                                                         275,000(3)       1.10         10/1/2009
             ------------------ ------------------ ---------------- ---------------- ----------- ----------------

     (1) Prior to the Company's acquisition of XBridge, XBridge awarded Ms. Garr options to purchase shares of 15,426 shares of XBridge Software at an exercise price of $1.25 per share. As part of the acquisition of XBridge by the Company, these options were converted into options to purchase shares of our common stock, on a basis of 2.71174 shares of our common stock for each share of XBridge. This conversion ratio was the same ratio received by all other XBridge stockholders.
     (2) Prior to the Company's acquisition of XBridge, XBridge awarded Mr. Royal options to purchase shares of 100,000 shares of XBridge Software at an exercise price of $1.25 per share. As part of the acquisition of XBridge by the Company, these options were converted into options to purchase shares of our common stock, on a basis of 2.71174 shares of our common stock for each share of XBridge. This conversion ratio was the same ratio received by all other XBridge stockholders.
     (3) Granted pursuant to the Company's 2004 Long Term Incentive Plan. These options were subject to shareholder approval of the plan and were terminated by the parties, effective April 1, 2007.

         None of our executive officers exercised options to purchase our common stock during fiscal 2006 or 2007.

DIRECTOR COMPENSATION
         We do not pay our directors a fee for attending scheduled and special meetings of our board of directors. We intend to reimburse each director for reasonable travel expenses related to such director's attendance at board of directors and committee meetings. In the future we might have to offer some compensation to attract the caliber of independent board members the Company is seeking.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         On May 5, 2003, the Company, Corvero Networks, Inc., a Florida corporation our wholly owned subsidiary (Corvero), and XBridge Software, Inc., a Delaware corporation, entered into a license agreement pursuant to which Corvero agreed to license from XBridge Software, Inc. all rights, title, and interest of XBridge in and to certain technologies and intellectual properties (the "XBridge Technology"). The exclusive license was worldwide in scope and had a term of twenty years, and included, but was not limited to, the right to make alternations and/or derivative works and to license, sublicense, cross-license or otherwise transfer the XBridge Technology for commercial purposes, and all rights to derivative works would be the Company's sole and exclusive property. This license did not, however, give the Company the right to transfer or resell the XBridge Technology without the consent of XBridge.

         As consideration for the license, the Company agreed to issue to XBridge 500,000 shares of our common stock, immediately upon Corvero obtaining $250,000 in equity financing for its operations and the implementation of the business plan. These 500,000 shares were equal to 25% of our total outstanding shares at the execution date of the agreement.

         In addition to the 500,000 shares of our common stock, Corvero agreed to pay royalties to XBridge royalties based on the following sliding scale:

------------------------------------------------------- -----------------------------------------------------
Cumulative Corvero Networks Revenue                     Royalty Payments
------------------------------------------------------- -----------------------------------------------------
                      $1 Million                                            No Royalties
------------------------------------------------------- -----------------------------------------------------
                      $2 Million                                        5% of Gross Revenue
------------------------------------------------------- -----------------------------------------------------
                      $3 Million                                        4% of Gross Revenue
------------------------------------------------------- -----------------------------------------------------
                      $4 Million                                        3% of Gross Revenue
------------------------------------------------------- -----------------------------------------------------
                      $5 Million                                        2% of Gross Revenue
------------------------------------------------------- -----------------------------------------------------
              Cumulative & $5 Million                                   1% of Gross Revenue
------------------------------------------------------- -----------------------------------------------------

         In addition, when cumulative gross revenue for Corvero Networks reached $10,000,000, XBridge was then to receive an additional 1,500,000 shares of our common stock.

         On May 7, 2003, in lieu of the required $250,000 in equity financing, XBridge agreed to accept a lesser sum of equity financing without penalties in exchange for the immediate issuance of 500,000 shares of our common stock. In connection with this modification of the license agreement, the Company and XBridge also entered into a letter agreement whereby we agreed to purchase from XBridge certain assets at a purchase price of $125,500. At May 7, 2003, the trading price of our common stock was $.75 a share. At $.75 a share, the 500,000 shares of common stock issued to XBridge would have a value of approximately $375,000. This value equates to the sum of the proposed equity raise and the asset purchase price of approximately $375,000 at the time the agreements were executed.

         On June 20, 2003, we entered into a second amendment pursuant to which XBridge agreed to formally accept a lower equity financing amount and cancel the asset purchase obligation, in exchange for 1,500,000 shares of our common stock. This amendment also released us from any and all further responsibilities under the license agreement. The shares, however, were subject to a three-year trading restriction. The net effect of this amendment was to place the parties in the same position they would have been had all the terms and conditions in the original license agreement been fulfilled, the $125,500 asset purchase obligation was cancelled and XBridge received an aggregate of 2,000,000 shares of our common stock.

         When the second amendment was executed, our shares were trading at $1.65 per share. At that time, the 1,500,000 shares issued to XBridge had a market value of $2,475,000. Subsequent to the second amendment, the officers and directors of XBridge became our officers and directors.

         Prior to our acquisition of XBridge, XBridge still maintained ownership of all intellectual property licensed to us. XBridge also continued to hire software developers to expand product lines in the IP Telephony suite of services. On June 30, 2003, Corvero and XBridge entered an agreement pursuant to which Corvero agreed to retain XBridge on a task by task basis to perform consulting services. Both parties would agree upon statements of work to be performed and the appropriate billing rates. The following tables summarize the work performed and the fees applicable:

        -------------------------- ----------------- ------------------------------------------------------------
                Agreement            Execute Date                         Agreement Purpose

        -------------------------- ----------------- ------------------------------------------------------------
        Master Contracting         6/30/03           Framework for Future Statement of Work (SOW) Agreements
        Agreement
        -------------------------- ----------------- ------------------------------------------------------------
                 SOW #1            6/30/03           Software Development and Support for Recording, Broadcast,
                                                     Directory and Ruleset Engines
        -------------------------- ----------------- ------------------------------------------------------------
                 SOW #2            8/1/03            Software Development and Support for Dynamic Dialer and
                                                     Security Manager
        -------------------------- ----------------- ------------------------------------------------------------
                 SOW #3            10/1/03           Software Development and Support for Conference Bridge
        -------------------------- ----------------- ------------------------------------------------------------
                 SOW #4            1/1/04            Software Development and Support for Phone Verify, Content
                                                     Streamer and Phone Modeler
        -------------------------- ----------------- ------------------------------------------------------------
                 SOW #5            3/1/04            Software Development and Support for CCS Platform O/S
                                                     Software and CCX O/S Software
        -------------------------- ----------------- ------------------------------------------------------------
                 SOW #6            04/1/04           Support Services for Corporate Operations and Financial
                                    Services
        -------------------------- ----------------- ------------------------------------------------------------
                 SOW #7            7/1/04            Software Development and Support for Cistera Screen Capture
        -------------------------- ----------------- ------------------------------------------------------------
                 SOW #8            10/1/04           Replacement Support Agreement to Cover all Previous
                                                     Agreements (SOW #1 - SOW #7)
        -------------------------- ----------------- ------------------------------------------------------------
                 SOW #9            1/3/05            Software Development and Support for CCS Property Manager,
                                                     Phone Modeling and Web Infrastructure tools
        -------------------------- ----------------- ------------------------------------------------------------

         The following table details the financial breakdown of each SOW under the Master Services Agreement:

      ------------------------------- ------------------------ -----------------------------------------
                Agreement                  Execute Date                 Amount Invoiced to CNH
      ------------------------------- ------------------------ -----------------------------------------
                  SOW #1                     06/30/03                          $ 85,813
      ------------------------------- ------------------------ -----------------------------------------
                  SOW #2                     08/01/03                          $171,625
      ------------------------------- ------------------------ -----------------------------------------
                  SOW #3                     10/01/03                          $257,438
      ------------------------------- ------------------------ -----------------------------------------
                  SOW #4                     01/01/04                          $617,426
      ------------------------------- ------------------------ -----------------------------------------
                  SOW #5                     03/01/04                      (see note below)
      ------------------------------- ------------------------ -----------------------------------------
                  SOW #6                     04/01/04                          $280,800
      ------------------------------- ------------------------ -----------------------------------------
                  SOW #7                     07/01/04                          $ 15,000
      ------------------------------- ------------------------ -----------------------------------------
                  SOW #8                     10/01/04                          $285,000
      ------------------------------- ------------------------ -----------------------------------------
                  SOW #9                     01/03/05                          $130,500
      ------------------------------- ------------------------ -----------------------------------------
                  Totals                                                      $1,843,602
      ------------------------------- ------------------------ -----------------------------------------


         (note: SOW #5 was paid through the issuance of 150,000 shares of our common stock)

         Effective  May  27,  2005,  we  acquired   XBridge   through  a  merger
transaction in exchange for 4,150,000 shares of our common stock (which after the cancellation of the 2,150,00 originally issued to XBridge resulted in the issuance of only 2,000,000 new shares) and the elimination of approximately $1.86 million on inter-company payables owed to XBridge. The Company believes that the structure of the merger agreement with XBridge and the issuance of shares were comparable to what the Company would have received through arms-length negotiations with an unaffiliated party. At the time of the services agreement and the issuance of the shares, XBridge owned approximately 51% of our outstanding shares of common stock, and a majority of our officers and directors were also officers and directors of XBridge. This transaction enabled us to obtain outright ownership of the XBridge intellectual property upon which our products are based and eliminate future product development and maintenance payments to XBridge. Costs associated with maintenance and support related to the license agreement totaled $1.86 million during the first two years of the twenty-year life of the agreement. In addition, we believed that the Company's ownership of the XBridge intellectual property would prove to be invaluable in both securing agreements with tier-one channel reseller partners and in giving the Company flexibility for future growth and product line expansion. Based upon client driven product acceptance and sales order growth, the Company also believed that funding maintenance efforts through its research and development facility in India and eliminating potential royalty commitments were in the best interest of the Company's shareholders.

         Including the new shares issued in the merger, the elimination of the $1.86 million in inter-company payables and XBridge's outstanding debt of approximately $200,000 at the time of the merger, the total purchase price for the XBridge acquisition was approximately $5,500,000. Subsequent to the merger transaction, Cistera Networks commissioned Navigant Capital Advisors to issue a fairness opinion regarding the merger with XBridge Software. As part of its portfolio of financial services, Navigant Capital provides valuation services and fairness opinions on large financial transactions. Navigant Capital's position on the merger supported the Company's assertion around the fairness of the equity merger transaction.

         Prior to entering into the agreement governing the merger, (a) Ms. Cynthia Garr, the Company's Executive Vice President, acting Chief Financial Officer and a director, was also the President and a director of XBridge, (b), Mr. Gregory Royal, the Company's Chief Technology Officer and a director, was also a Vice President and a director of XBridge, (c) Mr. Derek Downs the Company's acting Chief Executive Officer and a director, was also a consultant to XBridge.


         At the time of the merger, Ms. Garr owned 451,000 shares of XBridge common stock and held options to purchase another 15,426 shares, and Mr. Royal owned 375,000 shares of XBridge common stock and held options to purchase another 100,000 shares. At an exchange ratio of 2.71174 shares of our common stock for each share of XBridge stock outstanding, post merger, (1) Ms. Garr owned 1,222,997 shares of our common stock and held options to purchase another 41,831 shares; (2) Mr. Royal owned 1,016,904 shares of our common stock and held options to purchase an additional 271,174 shares. Ms. Garr's options expire April 1, 2009, and Mr. Royal's options expire May 3, 2009. With regard to these stock options and all other outstanding options to purchase XBridge shares at the time, the original provisions for the XBridge stock options were applied in a carry-forward manner to the options to purchase shares of our stock.

         Ms. Garr and Mr. Royal did not have employment agreements with XBridge and were employed on an at-will basis. Subsequent to the acquisition of XBridge, employment agreements were entered into by Messrs. Downs and Royal and Ms. Garr reflecting the Company their employer. See "Executive Compensation - Employment Contracts" for a description of the terms and conditions of these employment agreements.

         At the time of the XBridge acquisition, there was one additional significant shareholder of XBridge, Kingdon Hughes, who held 390,461 shares of XBridge's common stock and warrants to purchase another 82,217 shares. As a result of the merger, Mr. Hughes owned 1,058,831 shares of our common stock and warrants to purchase another 222,951shares. Mr. Hughes's warrants expire in 2009.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT


         The table below sets forth, as of August 6, 2007, certain information with respect to the beneficial ownership of our common stock by (i) each of our directors and executive officers, (ii) each person known to us to be the beneficial owner of five percent or more of the outstanding shares of our common stock, and (iii) all of our officers and directors as a group. Unless otherwise indicated, the person or entity listed in the table is the beneficial owner of, and has sole voting and investment power with respect to, the shares indicated.


Title of   Name And Address             Nature and Amount
Class      Of Beneficial Owners         of Beneficial Ownership    Percent


Common     Derek P. Downs(1)                        125,199          1.3%

Common     Cynthia A. Garr(1)                     1,330,191(2)      13.9%

Common     Gregory T.  Royal(1)                   1,396,159(3)      14.6%

Common     Kingdon Hughes                         1,465,593(4)      15.2%
           16475 Dallas Pkwy, Suite 440
           Addison, TX 75001

Common     Artis Capital Management                 560,250         5.85%
           One Market Plaza
           Spear Street Tower, Suite 1700
           San Francisco, CA  94105

Common     Roaring Fork Capital Management        1,000,000(5)      10.45%
           5350 South Roslyn St., Suite 380
           Greenwood Village, CO 80111

All Officers and Directors as a Group             2,851,549         29.8%

         (1) The business address for each Ms. Garr and Messrs. Downs and Royal is 17304 Preston Road, Suite 975, Dallas, Texas 75252.
         (2) Includes options to purchase 41,831 shares resulting from the post merger conversion of options to purchase shares of XBridge common stock that are presently exercisable.
         (3) Includes options to purchase 271,174 shares resulting from the post merger conversion of options to purchase shares of XBridge common stock that are presently exercisable.
         (4) Includes 189,822 shares subject to warrants that are presently exercisable. (5) Consists of warrants to purchases shares of common stock exercisable within 60 days.

                            DESCRIPTION OF SECURITIES


         The following description is a summary of the material terms of our capital stock. This summary is subject to and qualified in its entirety by our Articles of Incorporation, as amended, and Bylaws as amended, and by the applicable provisions of Nevada law.


         Our authorized capital stock consists of 50,000,000 shares of common stock, having a par value of $0.001 per share and 1,000,000 shares of preferred stock, having a par value of $0.01 per share.


COMMON STOCK
         Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our Articles of Incorporation do not permit cumulative voting for the election of directors, which means that the holders of more than 50 percent of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

         The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of liquidation, dissolution or winding up of the affairs of the company, holders are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors and of any liquidation preference to the holders of the company's preferred shares.

         All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

PREFERRED STOCK
         The board of directors may, without further action of our common stockholders, issue shares of preferred stock in one or more series and fix or alter the rights and preferences thereof, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences, conversion rights and any other rights, preferences, privileges and restrictions of any wholly un-issued series of preferred stock. The board of directors may, without further action by our common stockholders, issue shares of preferred stock that it has designated.

         The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock. While the issuance of preferred stock provides flexibility in connection with additional financing, possible acquisitions and other corporate purposes, future issuances may have the effect of delaying, deferring or preventing the change of control in us without further action by the stockholders and may discourage bids for the common stock at a premium over the market price. The board of directors may, without stockholder approval, provide for the issuance of preferred stock that could have voting, conversion or other rights superior to the rights of holders of common stock.

                              SELLING STOCKHOLDERS


         The following table sets forth the names of the selling stockholders and for each selling stockholder, the number of shares of common stock beneficially owned as of August 6, 2007, and the number of shares being registered. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. A selling stockholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling stockholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling stockholders upon termination of the offering made hereby.



-----------------------------------------------------------------------------------------------------------------------------

SELLING STOCKHOLDER                                       Shares of  Shares of Shares of  Total      Shares of Shareholders
                                                                         on    Common     Share                 ith greater
                                                                         k to  Stock to   Commo                 han 1%
                                                                         ssued be issued  Stock                 wnership
                                                          Common     Comm the  upon the   be
                                                          Stock      Stocersionexercise   regiss of  Common    wn
                                                          Issued     be iotes  of              n     Stock     t
                                                                     upon      warrants         to   held      o
                                                                     conv      and/or                after the
                                                                     of N      options         tered registratio
-----------------------------------------------------------------------------------------------------------------------------
Phillip L. Herr (American Corp Register Inc)                  112,771         0     25,000    137,771                   1.4%
-----------------------------------------------------------------------------------------------------------------------------
Jacob Angrest                                                  37,662         0     30,000     67,662
-----------------------------------------------------------------------------------------------------------------------------
Tanya Belfield                                                      0         0     13,559     13,559
-----------------------------------------------------------------------------------------------------------------------------
Bell Family Limited Partnership                                62,771         0     50,000    112,771                   1.2%
-----------------------------------------------------------------------------------------------------------------------------
Daniel Bell II or Rebecca Bell                                 18,830         0     15,000     33,830
-----------------------------------------------------------------------------------------------------------------------------
Chris Bird                                                          0         0     13,559     13,559
-----------------------------------------------------------------------------------------------------------------------------
Irene or Kon Cherewan                                          18,830         0     15,000     33,830
-----------------------------------------------------------------------------------------------------------------------------
Antonio Diaz                                                   34,710    15,540     13,000     63,250
-----------------------------------------------------------------------------------------------------------------------------
Derek P. Downs                                                  2,067         0          0      2,067                  0.02%
-----------------------------------------------------------------------------------------------------------------------------
Michael C. Fletcher Sr. and Donna F. Fletch
Trust dated 12/20/90                       er Family           33,830         0      7,500     41,330
-----------------------------------------------------------------------------------------------------------------------------
Cynthia Garr                                                1,286,360         0     41,831  1,328,191     2,000        13.9%
-----------------------------------------------------------------------------------------------------------------------------
Robert Gomez                                                   27,117         0          0     27,117
-----------------------------------------------------------------------------------------------------------------------------
Alex Groswird                                                  30,000         0     15,000     45,000
-----------------------------------------------------------------------------------------------------------------------------
Lee Hargrave                                                  135,587         0          0    135,587                   1.4%
-----------------------------------------------------------------------------------------------------------------------------
Bradford Hughes                                               108,470         0          0    108,470                   1.1%
-----------------------------------------------------------------------------------------------------------------------------
Kingdon Hughes                                              1,058,831         0          0  1,058,831                  11.1%
-----------------------------------------------------------------------------------------------------------------------------
Kingdon Hughes                                                      0         0    189,822    189,822                   2.0%
-----------------------------------------------------------------------------------------------------------------------------
Whitney Hughes                                                108,470         0          0    108,470                   1.1%
-----------------------------------------------------------------------------------------------------------------------------
Marc Inderhees                                                      0         0     20,000     20,000
-----------------------------------------------------------------------------------------------------------------------------
Kurt Jechel                                                     2,200         0      7,500      9,700
-----------------------------------------------------------------------------------------------------------------------------
Mark Johnson                                                   62,771         0     50,000    112,771                   1.2%
-----------------------------------------------------------------------------------------------------------------------------
Dimple Joseph                                                  15,620         0          0     15,620
-----------------------------------------------------------------------------------------------------------------------------
Daniel W. Kuhlein                                              33,830         0      7,500     41,330
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Katherine B. Lane or Richard Lane                              82,771         0     54,650    137,421     4,700         1.4%
-----------------------------------------------------------------------------------------------------------------------------
Katherine Lane UTA Charles Schwab & Co Inc.
04/07/98                                    SEP-IRA DTD        33,830         0      7,500     41,330     2,000
-----------------------------------------------------------------------------------------------------------------------------
Jeffrey Q. Lewis                                               56,503         0     45,000    101,503                   1.1%
-----------------------------------------------------------------------------------------------------------------------------
Ronald Mahabir                                                 62,771         0     50,000    112,771                   1.2%
-----------------------------------------------------------------------------------------------------------------------------
W. J. Matthews                                                 18,845         0     69,235     88,080
-----------------------------------------------------------------------------------------------------------------------------
Donivan McFaul                                                 26,303         0          0     26,303
-----------------------------------------------------------------------------------------------------------------------------
Jim Miller                                                    164,939         0          0    164,939                   1.7%
-----------------------------------------------------------------------------------------------------------------------------
Edward or Cora Rauth Napolitan                                 12,554         0     10,000     22,554
-----------------------------------------------------------------------------------------------------------------------------
Lawrence H. Newman                                             27,807         0     22,000     49,807
-----------------------------------------------------------------------------------------------------------------------------
Lawrence H. Newman IRA Contributory Charles
Custodian                                   Schwab             45,251         0     10,000     55,251
-----------------------------------------------------------------------------------------------------------------------------
Khanh Nguyen                                                   45,108         0     10,000     55,108
-----------------------------------------------------------------------------------------------------------------------------
Robert C. Pellman Trustee for 2004 Robert C
Revocable Trust                            . Pellman           18,830         0     15,000     33,830
-----------------------------------------------------------------------------------------------------------------------------
Vincent de Philippis                                          225,544         0     50,000    275,544                   2.9%
-----------------------------------------------------------------------------------------------------------------------------
Joyce Ramay                                                   109,582         0          0    109,582                   1.1%
-----------------------------------------------------------------------------------------------------------------------------
Joe Reynolds                                                   36,161         0          0     36,161
-----------------------------------------------------------------------------------------------------------------------------
Tim Robertson                                                       0         0     20,000     20,000
-----------------------------------------------------------------------------------------------------------------------------
Phillip L. Herr (Rocky Mountain Customer Services, Inc.)      145,998         0    106,050    252,048                   2.6%
-----------------------------------------------------------------------------------------------------------------------------
Gregory Royal                                               1,124,985         0    271,174  1,396,159                  14.6%
-----------------------------------------------------------------------------------------------------------------------------
Andrew Sazama                                                   7,849         0     26,000     33,849
-----------------------------------------------------------------------------------------------------------------------------
Shapiro Family Trust Dated January 9, 1989                     33,830         0      7,500     41,330
-----------------------------------------------------------------------------------------------------------------------------
Linda Slate                                                    12,554         0     10,000     22,554
-----------------------------------------------------------------------------------------------------------------------------
Sam Slay                                                            0    97,188     81,000    178,188     6,600         1.9%
-----------------------------------------------------------------------------------------------------------------------------
John W. & Donna L. Stone                                       18,830         0     15,000     33,830
-----------------------------------------------------------------------------------------------------------------------------
Steven Gross (T.C.R. LP )                                           0         0     50,000     50,000
-----------------------------------------------------------------------------------------------------------------------------
Nathan Laurell (Technacity LLC)                               122,028         0          0    122,028                   1.3%
-----------------------------------------------------------------------------------------------------------------------------
Klaus Truemper                                                      0         0     13,559     13,559
-----------------------------------------------------------------------------------------------------------------------------
Ed or Carole Whiddon                                          155,112         0          0    155,112                   1.6%
-----------------------------------------------------------------------------------------------------------------------------
Michael K. Winslow                                             18,830         0     15,000     33,830
-----------------------------------------------------------------------------------------------------------------------------
Mellon Bank of New England Ralph C. Wintrode IRA               62,771         0     50,000    112,771                   1.2%
-----------------------------------------------------------------------------------------------------------------------------
Ralph C. Wintrode Trustee of Ralph C. Wintr
dated May 9, 2001                          ode Trust UDT       62,771         0     50,000    112,771                   1.2%
-----------------------------------------------------------------------------------------------------------------------------
Stanley A. Worthley                                            18,830         0     15,000     33,830
-----------------------------------------------------------------------------------------------------------------------------

 Total                                                      5,941,914   112,728  1,587,939  7,642,581

------------------------------------------------------------------------------------------------------



         Of the 7,652,581 shares being registered, an aggregate of 5,114,081 shares were acquired or may be acquired by the selling shareholders as a result of the acquisition of XBridge in May, 27, 2005, as follows:

-        4,150,000  shares  issued in  payment  for an  acquisition  of  XBridge
         Software, Inc.

-        173,511 shares issued on the conversion of debt of XBridge Software

- up to 407,917 shares to be issued upon the exercise of options, which were granted by XBridge Software prior to being acquired by the Company

- up to 189,822 shares to be issued upon the exercise of warrants, which were granted by XBridge Software prior to being acquired by the Company

- 192,831 shares issued through the exercise of warrants and options, which were granted by XBridge Software prior to being acquired by the Company

         Please see "Certain Relationships and Related Transactions," beginning on page 39 for a description of the relationships between XBridge and the company during the three year period prior to the acquisition of XBridge.

         The remaining 2,528,500 shares being registered, were acquired or may be acquired by the selling shareholders from the Company through a private placement of an aggregate of $1,171,000.00 in principal amount of Senior Unsecured Convertible Promissory Notes (the "Notes"), and issued warrants to purchase 1,171,000 shares of our common stock, par value $0.001 per share (the "Warrants"). Of the $1,171,000.00 in Notes, $1,029,000.00 in principal amount of Notes were issued for cash, and $142,000 in principal amount of Notes were issued in connection with the cancellation of an equal amount of the Company's outstanding obligations.

         When issued the Notes accrued interest at the rate of eight percent per annum, compounded quarterly on each March 31, June 30, September 30 and December 31 that the Notes are outstanding (each, an Interest Compounding Date). The outstanding principal on the Notes and all accrued interest become due and payable on the earlier of (a) December 9, 2006, or (b) the date on which a change in control of the Company occurs.

         The outstanding principal and accrued interest on the Notes are convertible into shares of our common stock at a conversion rate equal to the lesser of (a) $1.30 per share, or (b) a 25% discount to the average closing bid price of our common stock for the five days including and immediately preceding the Interest Compounding Date, provided that in no event shall the conversion price per share be less than $1.00 per share. The Notes may be converted, in whole or in part, at the option of the note holder on any Interest Compounding Date occurring after the effective date of a registration statement covering the resale of shares of common stock to be issued upon conversion of the Notes.

         The Warrants have a term of five years and are exercisable at an exercise price of $1.30 per share. Subject to an effective registration statement covering the resale of the shares of common stock issuable upon exercise of the Warrants, the Company may, upon thirty days prior written notice, redeem the Warrants for $0.10 per share, in whole or in part, if our common stock closes with a bid price of at least $3.50 for any ten (10) out of fifteen (15) consecutive trading days.

         In September 2005, although the stock price had not achieved the levels necessary to allow the Company to redeem the Warrants, warrant holders were offered an incentive of one-half warrant for each Warrant exercised. This incentive expired on December 31, 2005. The Company raised an additional $405,080 from the exercise of 311,600 warrants and issued an additional 155,800 incentive warrants.

                         SHARES ELIGIBLE FOR FUTURE SALE


         Upon completion of the offering, and assuming the conversion of all of outstanding convertible promissory notes included in the table under "Selling Stockholders"), and the exercise of warrants and options that we assumed in our acquisition of XBridge, we will have 9,566,479 shares of common stock outstanding. A current stockholder who is an "affiliate" of the company, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the company, will be required to comply with the resale limitations of Rule 144.


         Purchasers of the shares offered by the selling stockholders, other than affiliates, may resell their shares immediately. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about the company. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

                              PLAN OF DISTRIBUTION


         The 7,642,581 shares being offered by the selling stockholders may be sold or distributed from time to time by the selling stockholders (the term "selling stockholder" includes, for purposes of this section, donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a named selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer) directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents or may acquire shares as principals. Such sales or distributions may be made at prevailing market prices, at prices related to such prevailing market prices, or at variable prices negotiated between the sellers and purchasers that may vary. The distribution of the shares may be effected in one or more of the following methods:


o        ordinary brokerage transactions, including long or short sales,
o transactions involving cross or block trades, or otherwise on the OTC Bulletin Board,

o purchases by brokers, dealers, agents or underwriters as principals and subsequent resales by the purchasers for their own accounts pursuant to this prospectus,

o sales "at the market" to, or through, market makers or into an existing market for the shares,
o sales not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

o transactions involving puts, calls and other options, swaps, or other derivatives, whether exchange-listed or otherwise, or

o transactions involving any combination of the foregoing or any other legally available means.

         In addition, a selling stockholder may enter into hedging transactions with one or more broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholder. A selling stockholder may also enter into options or other transactions with one or more broker-dealers requiring the delivery of the shares by such broker-dealers with the possibility that such shares may be resold thereafter pursuant to this prospectus.


         A broker, dealer, underwriter, or agent participating in the distribution of the shares may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or purchasers of the shares for whom such person may act as an agent, to whom such person may sell as principal, or both; and such compensation as to a particular person may be in excess of customary commissions. The selling stockholders and any broker-dealers acting in connection with the sale of the shares being registered may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, as amended, or the Securities Act, and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation.

         Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

         Although we will receive no proceeds from the sale of shares pursuant to this prospectus, we have agreed to bear the costs and expenses of the registration of the shares, including legal and accounting fees, and such costs and expenses are estimated to be approximately $91,000.


         We have informed the selling stockholders that while they are engaged in a distribution of the shares included in this prospectus they will be required to comply with certain anti-manipulative rules contained in Regulation M under the Exchange Act. With certain exceptions, Regulation M prohibits any selling stockholder, any affiliated purchaser, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.


         Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon our being notified by a selling stockholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         There have been no changes in and/or disagreements with Robison, Hill & Co., independent certified public accountants, on accounting and financial disclosure matters.

                                  LEGAL MATTERS


         Certain legal matters in this offering, including the legality of the common stock offered pursuant to this prospectus, will be passed upon for the Company and the selling shareholders by Colbert Johnston LLP.


                                     EXPERTS


         The consolidated financial statements of the Company included in this prospectus have been audited for fiscal years ending March 31, 2006 and March 31, 2007 by Robison, Hill & Co., independent certified public accountants, as stated in the opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.


DISCLOSURE  OF  COMMISSION   POSITION  ON  INDEMNIFICATION  FOR  SECURITIES  ACT
LIABILITIES

         The Company's Bylaws provide that the Company has the power to indemnify its directors and officers to the fullest extent provided by Nevada law. Pursuant to Nevada law, a corporation may indemnify its officers and directors, provided that such person actions:

         (a) did not constitute a breach of his fiduciary duties as a director or officer; and did not involve intentional misconduct, fraud or a knowing violation of law; and

         (b) were conducted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful

         The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers, directors, or persons controlling the Company under the foregoing provisions, the Company has been informed that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act, whose services were used in the preparation of this Form SB-2, was hired on a contingent basis or will receive a direct or indirect interest in the company.

                       WHERE YOU CAN FIND MORE INFORMATION


         We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission under the Securities Act of 1933 with respect to the shares of common stock offered in this offering prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits that are part of the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.


         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports, any proxy statements and other information with the Securities and Exchange Commission. You can read our Securities and Exchange Commission files, including this registration statement, at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any documents we file with the Securities and Exchange Commission at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                          INDEX TO FINANCIAL STATEMENTS





Report of Registered Public Accountants                                F-1
Consolidated Financial Statements
  Consolidated Balance Sheets as of March 31, 2006 and 2007            F-3
  Consolidated Statements of Operations for the years
     ended March 31, 2006 and 2007                                     F-5
Consolidated Statements of Stockholders' Equity (Deficit) for the
     years ended March 31, 2006 and 2007                               F-6
  Consolidated Statements of Cash Flows for the years
     ended March 31, 2006 and 2007                                     F-7
Notes to Consolidated Financial Statements                             F-9

                       CISTERA NETWORKS, INC. & SUBSIDIARY

                                       -:-

                INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS REPORT


                             MARCH 31, 2007 AND 2006

                                    CONTENTS


                                                                       Page

Report of Independent Registered Public Accountants.....................F - 1

Consolidated Balance Sheets
   March 31, 2007 and 2006..............................................F - 3

Consolidated Statements of Operations for the
   Years Ended March 31, 2007 and 2006..................................F - 5

Consolidated Statement of Stockholders' Equity for the
   Years Ended March 31, 2007 and 2006..................................F - 6

Consolidated Statements of Cash Flows for the
   Years Ended March 31, 2007 and 2006..................................F - 7

Notes to Consolidated Financial Statements............................. F - 9

                                                   RH
--------------------------------------------------------------------------------

ROBISON, HILL & CO.                                CERTIFIED PUBLIC ACCOUNTANTS
A PROFESSIONAL CORPORATION
                                                   Brent M. Davies, CPA
                                                   David O. Seal, CPA
                                                   W. Dale Westenskow, CPA
                                                   Barry D. Loveless, CPA



               REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Cistera Networks, Inc. & Subsidiary

         We have audited the accompanying consolidated balance sheets of Cistera Networks, Inc. & Subsidiary as of March 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended March 31, 2007 and 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cistera Networks, Inc. as of March 31, 2007 and 2006, and the results of its operations and its cash flows for the years ended March 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.








MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS
MEMBERS OF THE SEC PRACTICE SECTION and THE PRIVATE COMPANIES PRACTICE SECTION

1366 East Murray-Holladay Road, Salt Lake City, Utah  84117-5050
Telephone 801/272-8045, Facsimile 801/277-9942

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                                    /s/ Robison, Hill & Co.
                                                    Certified Public Accountants
Salt Lake City, Utah
June 26, 2007

                       CISTERA NETWORKS, INC. & SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS


                                                    March 31,
                                                2007       2006
                                             ----------  ----------
Current Assets:
   Cash                                      $  534,871  $   60,990
   Accounts Receivable                          314,178     198,319
   Other Receivable                              23,927      23,927
   Inventory                                     72,367      23,127
   Prepaid Expenses                              10,143      41,626
                                             ----------  ----------

      Total Current Assets                      955,486     347,989
                                             ----------  ----------

Fixed Assets:
   Computer Equipment                           123,035     117,725
   Trade Show Booth & Fixtures                   10,641       8,774
   Office Equipment                             129,064      72,622
   Property held under capital leases            10,205      10,205
   Less Accumulated Depreciation               (150,899)    (115,524
                                             ----------  ----------

      Net Fixed Assets                          122,046      93,802
                                             ----------  ----------

Intangible Assets:
   Intellectual property                      2,717,755   2,717,755
   Software development                         366,040     366,040
   Less Amortization                           (788,802)   (477,091)
                                             ----------  ----------

      Net Intangible Assets                   2,294,993   2,606,704
                                             ----------  ----------

Total Assets                                 $3,372,525  $3,048,495
                                             ==========  ==========

                       CISTERA NETWORKS, INC. & SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                                   (continued)


                                                    March 31,
                                                2007       2006
                                             ----------  ----------

Current Liabilities:
   Accounts payable                          $  544,796  $1,015,596
   Accrued liabilities                          598,023     623,361
   Related party payables                        24,038      84,938
   Short-term notes payable                           -      36,000
   Line of credit                                62,094           -
   Convertible promissory notes                 144,000     230,000
   Current portion of long-term debt              2,415       3,581
   Current portion of deferred income           351,698     110,008
                                             ----------  ----------

     Total Current Liabilities                1,727,064   2,103,484
                                             ----------  ----------

Long-Term Liabilities
   Lease obligation payable                           -       2,415
   Convertible promissory notes               1,900,606      45,000
   Deferred income                               84,968     119,151
                                             ----------  ----------
     Total Long-Term Liabilities              1,985,574     166,566
                                             ----------  ----------

     Total Liabilities                        3,712,638   2,270,050
                                             ----------  ----------

Stockholders' Equity:
   Common Stock, Par Value $.001
     Authorized 50,000,000 shares,
     Issued 8,292,022 shares at
     March 31, 2007 and
     Issued 8,077,226 shares
     at March 31, 2006                            8,292       8,077
   Paid-In Capital                            8,739,970   8,684,405
   Retained Deficit                          (9,088,375) (7,914,037)
                                             ----------  ----------

     Total Stockholders' Equity                (340,113)    778,445
                                             ----------  ----------

Total Liabilities and Stockholders' Equity   $3,372,525  $3,048,495
                                             ==========  ==========





The accompanying notes are an integral part of these financial statements.

                       CISTERA NETWORKS, INC.& SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                      For the years ended
                                            March 31,
                                        2007        2006
                                   ------------  ------------

Revenues                           $  2,046,319  $  1,587,900
Cost of goods sold                      316,648       336,549
                                   ------------  ------------

     Gross Profit                     1,729,671     1,251,351
                                   ------------  ------------

Expenses:
   Sales and marketing                  335,817       538,290
   Research and development             510,025       587,302
   Software consulting                1,036,612       992,125
   Professional fees                    201,512       487,142
   General and administrative           736,005       971,044
                                   ------------  ------------

     Total Expenses                   2,819,971     3,575,903
                                   ------------  ------------

Other Income (Expense)
   Interest income                          714         1,466
   Interest expense                     (84,752)     (114,187)
   Write-off of goodwill                      -    (2,134,821)
                                   ------------  ------------

     Total Other Income (Expense)       (84,038)   (2,247,542)
                                   ------------  ------------

     Net Loss                      $ (1,174,338) $ (4,572,094)
                                   ============  ============

Basic & Diluted loss per share     $      (0.14) $     (0.72)
                                   ============  ============

Weighted Average Shares               8,190,123     6,393,718
                                   ============  ============









   The accompanying notes are an integral part of these financial statements.

                       CISTERA NETWORKS, INC. & SUBSIDIARY
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE TWO YEARS ENDED MARCH 31, 2007 AND 2006


                                                 Common Stock      Paid-In     Retained
                                               Shares   Par Value  Capital      Deficit
                                              --------- --------- ----------  ------------

Balance at March 31, 2005                     4,467,938 $   4,468 $1,245,325  $ (3,341,943)

Stock issued for accrued liabilities            173,511       174    482,190             -
Stock issued for acquisition of Xbridge       2,000,000     2,000  5,298,000             -
Stock issued from exercise of stock options     100,000       100    199,900             -
Stock issued for conversion of notes payable  1,325,777      1325  1,417,932             -
Stock issued for services                         2,000         2      1,998             -
Stock issued for legal settlement                 8,000         8          -             -
Contributed capital                                   -         -     39,060             -
Net loss                                              -         -          -    (4,572,094)
                                              --------- --------- ----------  ------------

Balance at March 31, 2006                     8,077,226    8,077   8,684,405    (7,914,037)

Stock issued in connection with exercise of
   warrants for conversion of notes payable      70,803       71      32,524             -
Stock issued for conversion of notes payable     21,965       22      21,943             -
Stock issued for cash in connection with
   exercise of warrants                         122,028      122       1,098             -
Net loss                                              -        -           -    (1,174,338)
                                              --------- --------- ----------  ------------

Balance at March 31, 2007                     8,292,022 $8,292    $8,739,970  $ (9,088,375)
                                              ========= ========= ==========  ============















The accompanying notes are an integral part of these financial statements

                      CISTERA NETWORKS, INC. & SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       For the years ended
                                                             March 31,
                                                         2007          2006
                                                     ------------  ------------
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net Loss                                             $ (1,174,338) $( 4,572,094)
Adjustments used to reconcile net loss to net cash
     provided by (used in) operating activities:
Write-off of goodwill                                           -     2,134,821
Depreciation and amortization                             347,086       318,120
Deferred income                                           207,507       125,384
Stock issued for accrued interest                          13,060        98,177
Stock issued for accrued liabilities                            -       543,004
Stock issued for services                                       -         2,000
Stock issued for legal settlement                               -             8
(Increase) Decrease in accounts receivable               (115,859)      147,467
(Increase) Decrease in inventory                          (49,240)       (5,433)
(Increase) Decrease in prepaid expenses                    31,483       (34,284)
(Increase) Decrease in Xbridge receivable                       -      (569,525)
Increase (Decrease) in accrued liabilities                (25,338)      431,342
Increase (Decrease) in accounts payable                  (470,800)      778,440
                                                     ------------  ------------
     Net Cash Used in operating activities             (1,236,439)     (602,573)
                                                     ------------  ------------

CASH FLOWS FROM INVESTING
ACTIVITIES:
Cash acquired from Xbridge                                      -         2,834
Purchase of equipment                                     (63,619)      (23,475)
                                                     ------------  ------------
 Net cash provided by investing activities                (63,619)      (20,641)
                                                     ------------  ------------

CASH FLOWS FROM FINANCING
ACTIVITIES:
Payments on capital lease                                 (3,581)        (2,961)
Sale of common stock                                       1,220        583,500
Proceeds from line of credit                              62,094              -
Cash received from convertible debt                    1,805,606         45,000
Proceeds from loans                                       16,434         56,400
Payments on loans                                       (107,834)       (36,367)
                                                     ------------  ------------
 Net Cash Provided by Financing Activities             1,773,939        645,572
                                                     ------------  ------------

Net (Decrease) Increase in cash and cash equivalents     473,881         22,358
Cash and Cash Equivalents at beginning of period          60,990         38,632
                                                     ------------  ------------
Cash and Cash Equivalents at end of period           $   534,871   $     60,990
                                                     ============  ============

                      CISTERA NETWORKS, INC. & SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (continued)

                                                        For the years ended
                                                              March 31,
                                                         2007         2006
                                                     ------------  ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                           $     35,574  $     57,312
  Franchise and income taxes                         $          -  $          -

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES:

         On May 27, 2005, the Company issued 4,150,000 shares of common stock to the shareholders of XBridge Software, Inc. and cancelled 2,150,000 shares then held by XBridge, in connection with the Company's merger with XBridge Software, Inc. In the merger, the Company acquired all of the assets and liabilities of XBridge Software, valued at a net of $782,245, and intellectual property valued at $2,717,755. Goodwill of $2,134,821 was also acquired and subsequently expensed.

         On December 31, 2005, the Company issued 946,392 shares of stock due to the conversion of note principal and interest from private placement fund holders. The amount of principal represented by these shares was $859,000. The amount of accrued interest represented by these shares was $87,392.

         On March 31, 2006, the Company issued 67,785 shares of stock due to the conversion of note principal and interest from private placement fund holders. The amount of principal represented by these shares was $57,000. The amount of accrued interest represented by these shares was $10,785.

         On July 1, 2006, the Company issued 70,893 shares of stock in connection with the exercise of warrants issued in the merger of the Company with Xbridge Software, Inc. at $.46 per share. The warrants were exercised for notes payable totaling $32,594.

         On August 31, 2006, the Company issued 4,034 shares of stock due to the conversion of note principal and interest from private placement fund holders. The amount of principal represented by these shares was $1,000. The amount of accrued interest represented by these shares was $3,034 due to the conversion of a portion of the note at an earlier date. These notes converted at $1.00 per share.

         On October 25, 2006, the Company issued 122,028 shares of common stock in connection with the exercise of options issued in the merger of the Company with Xbridge at $.01 per share.

         On December 13, 2006, the Company issued 17,931 shares of stock upon conversion of certain outstanding notes issued in the 2004 private placement. The amount of principal represented by these shares was $15,000. The amount of accrued interest represented by these shares was $2,931. These notes were converted at $1.00 per share.


   The accompanying notes are an integral part of these financial statements.

                       CISTERA NETWORKS, INC.& SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS AND GOING CONCERN

         The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate the Company as a going concern. However, the Company has sustained substantial operating losses in recent years and has used substantial amounts of working capital in its operations. Realization of a major portion of the assets reflected on the accompanying balance sheet is dependent upon continued operations of the Company which, in turn, is dependent upon the Company's ability to meet its financing requirements and succeed in its future operations. Management believes that actions presently being taken to revise the Company's operating and financial requirements provide them with the opportunity for the Company to continue as a going concern.

         These consolidated financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a "going concern". While management believes that the actions already taken or planned, will mitigate the adverse conditions and events which raise doubt about the validity of the "going concern" assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

         If the Company were unable to continue as a "going concern", then substantial adjustments would be necessary to the carrying values of assets, the reported amounts of its liabilities, the reported revenues and expenses, and the balance sheet classifications used.

Organization and Basis of Presentation

         CNH Holdings Company, Inc., a Nevada corporation (the Company), was incorporated in Delaware on April 15, 1987, under the name of I.S.B.C. Corp. The Company subsequently changed its name first to Coral Companies, Inc., and then to CNH Holdings Company. Domicile was changed to Nevada in 1997. The Company conducted an initial public and secondary offerings during the 1980's.

         On June 15, 1998, the Company acquired Southport Environmental and Development, Inc. This acquisition, however, was subsequently rescinded by agreement between the parties and made a formal order of the court effective April 19, 2000. This order put the Company in the position which it occupied at June 14, 1998, as if none of the actions which had occurred from that time to the date of rescission had transpired.
         On May 5, 2003, Corvero Networks, Inc., a Florida corporation, was formed by CNH Holdings Company as a wholly-owned subsidiary to acquire the use of certain technology known as the XBridge Technology. This technology has as its principal component the Corvero Convergence Platform. The acquisition was accomplished by entering into a license agreement with XBridge Software, Inc., a Delaware corporation. See Note 9, for detailed description of acquisition.

                       CISTERA NETWORKS, INC.& SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

NOTE 1 - NATURE OF OPERATIONS AND GOING CONCERN (continued)

         On August 31, 2004, CNH Holdings Company absorbed its wholly-owned subsidiary Corvero Networks, and began doing business as Cistera Networks. All Corvero products adopted the Cistera name.

         The Company was in the development stage from January 1, 1992 to May 5, 2003. Since May 5, 2003, the Company has commenced planned principal operations and is no longer in the development stage.

         On May 27, 2005, the Company acquired XBridge Software, Inc. through a merger between XBridge and a Company subsidiary. XBridge will continue to be a wholly-owned subsidiary of the Company.

         On September 27, 2005, the Company changed its name from CNH Holdings Company to Cistera Networks, Inc.

Nature of Operations

         Cistera Networks, Inc. provides IP-based advanced application platforms and engines for the enterprise VoIP communications market. The Cistera Convergence Server (TM) (CCS) uses the Cistera Enterprise Platform for IPT to provide Unified Application Administration as well as Fault and Performance Management for enterprise IPT Application deployments. The Company provides next-generation solutions for numerous vertical markets including education, finance, healthcare and government. The Company maximizes IP phone capabilities
- taking the communications platform.

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

         This summary of accounting policies for Cistera Networks, Inc. is presented to assist in understanding the Company's consolidated financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the consolidated financial statements.

Principles of Consolidation

         The consolidated financial statements for the years ended March 31, 2007 and 2006 include the accounts of Cistera Networks, Inc. and its wholly-owned subsidiary XBridge Software, Inc. XBridge Software, Inc. was acquired by the Company on May 27, 2005.

         The results of subsidiaries acquired or sold during the year are consolidated from their effective dates of acquisition through their effective dates of disposition.

         All significant intercompany balances and transactions have been eliminated.

                       CISTERA NETWORKS, INC.& SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (continued)

Use of Estimates

         The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and statement of operations for the year then ended. Actual results may differ from these estimates. Estimates are used when accounting for allowance for bad debts, collectibility of accounts receivable, amounts due to service providers, depreciation and litigation contingencies, among others.

Cash and Cash Equivalents

         For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Concentration of Credit Risk

         The Company has no significant off-balance sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

Revenue Recognition

         The Company's revenue is comprised of three main sources: (1) product sales, (2) professional services and (3) support and maintenance contracts. The Company recognizes revenue according to SOP 97-2 (Software Revenue Recognition) as defined by paragraphs 07-14 in SOP 97-2 and as amended by SOP 98-9 (Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions). This SOP provides guidance on when revenue should be recognized and in what amounts for licensing, selling, leasing or otherwise marketing computer software (including computer hardware and support services). Product sales revenues are recognized when a valid purchase order has been received from a client and the product has been shipped and installed at the client site. Product revenue is fixed and determinable at the time of shipment as clients are engaged with the Company in a two-tier distribution model with no refund/return rights. Professional services revenue and costs are recognized when an installation project has been completed and client sign-off received. Professional services revenue is fixed and determinable only at the time of client approval as typical client install projects involve several vendors working against shifting deadlines to install multiple solutions. Support and maintenance contracts are executed on an annual basis and the revenue from these contracts is recognized on a monthly basis as the support fees are earned.

                       CISTERA NETWORKS, INC.& SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (continued)

Inventory

         Inventory consists of equipment that has been shipped but not yet installed and equipment that has been returned to the Company because the customer has quit the project or there were problems with the hardware. The machines are refurbished and used in future sales. The inventory assets are recorded at cost.

Depreciation and Amortization

         Fixed assets are recorded at cost and depreciated using straight-line and accelerated methods over the estimated useful lives of the assets which range from three to seven years. Fixed assets consisted of the following at March 31, 2007 and 2006:

                                                      March 31,
                                               2007                2006
                                        ------------------- -------------------
Computer Equipment                      $           123,035            $117,725
Trade Show Booth & Fixtures                          10,641               8,774
Office Equipment                                    129,064              72,622
Property held under capital leases                   10,205              10,205
Less accumulated depreciation                      (150,899)           (115,524)
                                        ------------------- -------------------

Total                                   $           122,046 $            93,802
                                        =================== ===================

         Maintenance and repairs are charged to operations; betterments are capitalized. The cost of property sold or otherwise disposed of and the accumulated depreciation thereon are eliminated from the property and related accumulated depreciation accounts, and any resulting gain or loss is credited or charged to income.

         Total depreciation expense for the years ended March 31, 2007 and 2006 was $36,181 and $46,106, respectively.

Intangible Assets

         The Company has adopted the Financial Accounting Standards Board SFAS No., 142, "Goodwill and Other Intangible Assets." SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142.

                       CISTERA NETWORKS, INC.& SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (continued)

         Intangible Assets consisted of the following at March 31, 2007 and 2006:

                                    March 31,
       Intangible Asset          2007           2006     Amortization Period
----------------------------- ------------ ----------- -------------------------
Intellectual Property         $  2,717,755 $ 2,717,755          10 Years
Software Development               366,040     366,040              4 Years
Less accumulated amortization     (788,802)   (477,091)
                              ------------ -----------

Total                         $  2,294,993 $ 2,606,704
                              ============ ===========

         Software development costs include all development costs incurred after the Company's software became "technologically feasible". Prior to the software reaching that stage, all development costs were expensed as incurred. Once the software was developed to the point of being ready for sale, the Company began amortizing the costs over the term of the license agreement it entered into which was four years. The software development costs were acquired in the acquisition of XBridge Software, Inc.

         On May 27, 2005, the Company issued 2,000,000 shares of common stock to acquire the assets and liabilities of XBridge Software, Inc. The shares were valued at the market price on the effective date of the acquisition, which was $2.65 per share. The Company acquired net assets valued at $782,245 and intellectual property valued at $2,717,755. The Company has determined that the intellectual property has a useful life of 10 years, and is using straight-line amortization.

         Total amortization expense for the years ended March 31, 2007 and 2006 was $311,710 and $265,492, respectively.

         The estimated amortization for the next five years is as follows:

  2008                                         $  271,776
  2009                                            271,776
  2010                                            271,776
  2011                                            271,776
  2012                                            271,776
                                               ----------
  Total                                        $1,358,880
                                               ==========

                       CISTERA NETWORKS, INC.& SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (continued)

Earnings (Loss) per Share

         Basic earnings (loss) per share has been computed by dividing the earnings for the period applicable to the common stockholders by the weighted average number of common shares outstanding during the years.

         Diluted loss per common share for the years ended March 31, 2007 and 2006 is not presented as it would be anti-dilutive. At March 31, 2007, the total number of potentially dilutive common stock equivalents was 6,428,197. At March 31, 2006, the total number of potentially dilutive common stock equivalents was 2,907,019.

Reclassification

         Certain   reclassifications  have  been  made  in  the  2006  financial statements to conform with the 2007 presentation.

Deferred Income

         Deferred income represents contracts for certain revenue to be received in the future and come from support and maintenance contracts as well as product sales and professional services which have been shipped and billed but not installed. Support and maintenance contracts are executed on an annual basis and the revenue from these contracts is recognized on a monthly basis as the support fees are earned.

Research and Development

         Research and development expenses consist primarily of salaries and related expenses, and allocated overhead related to increasing the functionality and enhancing the ease of use of the convergence platform and applications.

Stock Options

         Effective April 1, 2006, the company adopted the provisions of SFAS No. 123(R). SFAS No. 123(R) requires employee equity awards to be accounted for under the fair value method. Accordingly, share-based compensation is measured at grant date, based on the fair value of the award. Prior to April 1, 2006, the company accounted for awards granted to employees under its equity incentive plans under the intrinsic value method prescribed by Accounting Principles Board
(APB) Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations, and provided the required pro forma disclosures prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No.
123), as amended. No stock options were granted to employees during the years ended March 31, 2007 or 2006 and accordingly, no compensation expense was recognized under APB No. 25 for the years ended March 31, 2007 or 2006. In addition, no compensation expense is required to be recognized under provisions of SFAS No. 123(R) with respect to employees.

                       CISTERA NETWORKS, INC.& SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES (continued)

         Under the modified prospective method of adoption for SFAS No. 123(R), the compensation cost recognized by the company beginning on April 1, 2006 includes (a) compensation cost for all equity incentive awards granted prior to, but not yet vested as of April 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all equity incentive awards granted subsequent to April 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). The company uses the straight-line attribution method to recognize share-based compensation costs over the service period of the award. Upon exercise, cancellation, forfeiture, or expiration of stock options, or upon vesting or forfeiture of restricted stock units, deferred tax assets for options and restricted stock units with multiple vesting dates are eliminated for each vesting period on a first-in, first-out basis as if each vesting period was a separate award. To calculate the excess tax benefits available for use in offsetting future tax shortfalls as of the date of implementation, the company followed the alternative transition method discussed in FASB Staff Position No. 123(R)-3.

Fair Value of Financial Instruments

         The carrying value of the Company's financial instruments, including accounts payable and accrued liabilities at March 31, 2007 and 2006 approximates their fair values due to the short-term nature of these financial instruments.

NOTE 3 - CONCENTRATION OF RISK

         As of March 31, 2007, the Company receives approximately 31% of its gross revenues from its top three re-sellers. This represents a decrease in concentration of business from the 48% reported for the year ended March 31, 2006. The loss of these re-sellers would not adversely impact the business of the Company.

NOTE 4 - INCOME TAXES

         As of March 31, 2007, the Company had a net operating loss carry forward for income tax reporting purposes of approximately $9,089,000 that may be offset against future taxable income through 2027. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. Due to the uncertainty with respect to ultimate realization, the Company has established a valuation allowance for all deferred income tax assets.

                                     March 31,
                                2007         2006
                            ------------  -----------
Net Operating Losses        $ 1,363,350   $ 1,187,100

Valuation Allowance
                             (1,363,350)   (1,187,100)
                            ------------  -----------
                            $          -  $         -
                            ============  ===========

                       CISTERA NETWORKS, INC.& SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)

NOTE 4 - INCOME TAXES (continued)

         The provision for income taxes differs from the amount computed using the federal US statutory income tax rate as follows:

                                                    March 31,
                                                 2007      2006
                                             ---------- ------------
Provision (Benefit) at US Statutory Rate     $  176,250 $    685,814

Increase (Decrease) in Valuation Allowance
                                               (176,250)    (685,814)
                                             ---------- ------------
                                             $        -  $         -
                                             ========== ============

         The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and causes a change in management's judgment about the recoverability of deferred tax assets, the impact of the change on the valuation is reflected in current income.

NOTE 5 - LEASE COMMITMENT

         The Company currently leases approximately 4,264 square feet of office space at 17304 Preston Road, Suite 975, Dallas, Texas from Memshalah Realty. The lease payments are approximately $7,626 per month and the lease expires November 30, 2009. This office space is used as the Corporate Headquarters.

         The minimum future lease payments under this lease for the next five years are:

 April 1, 2007 - March 31, 2008                   $    92,225
 April 1, 2008 - March 31, 2009                        94,357
 April 1, 2009 - March 31, 2010                        63,852
 April 1, 2010 - March 31, 2011                             -
 April 1, 2011 - March 31, 2012                             -
                                                  -----------
 Total minimum future lease payments              $   250,434
                                                  ===========

NOTE 6 - CAPITAL LEASE

         On October 20, 2004, the Company entered into an agreement with Dell Financial Services to lease five laptop computers and a laser printer. The lease is for a period of thirty-six months with a payment of approximately $369 per month. The Company has an end of lease purchase option of $1. The Company has capitalized a total of $10,205 under capital leases for the computers and printer in the financial statements. The assets are depreciated over their related lease terms. Depreciation of assets under capital leases is included in depreciation expense for the years ended March 31, 2007 and 2006.

                       CISTERA NETWORKS, INC.& SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

NOTE 6 - CAPITAL LEASE (continued)

         The minimum future lease payments under this capital lease for the next five years are:

  April 1, 2007 - March 31, 2008                   $    2,952
  April 1, 2008 - March 31, 2009                            -
  April 1, 2009 - March 31, 2010                            -
  April 1, 2010 - March 31, 2011                            -
  April 1, 2011 - March 31, 2012                            -
                                                   ----------
  Total minimum lease payments                          2,952
  Less: Amount representing interest                     (537)
                                                   ----------
  Present value of net minimum
     lease payment                                 $    2,415
                                                   ==========

NOTE 7 - COMMON STOCK

         On April 29, 2005, the Company issued 173,511 shares of common stock for accrued liabilities of $482,364.

         On May 27, 2005, the Company issued 4,150,000 shares of common stock to the shareholders of XBridge Software, Inc. and cancelled 2,150,000 shares then held by XBridge, in connection with the Company's merger with XBridge Software, Inc. In the merger, the Company acquired all of the assets and liabilities of XBridge Software, valued at a net of $782,245, and intellectual property valued at $2,717,755. Goodwill of $2,134,821 was also acquired and subsequently expensed.

         On June 24, 2005, the Company issued 100,000 shares of common stock from the exercise of outstanding stock options at $2 per share.

         Effective September 21, 2005, the Company's authorized shares were increased from 10 million shares to 50 million shares.

         On December 31, 2005, the Company issued 311,600 shares of stock in connection with the exercise of warrants issued in the 2004 private placement of notes and warrants at $1.30 per share.

         On December 31, 2005, the Company issued 946,392 shares of stock upon conversion of certain outstanding notes issued in the 2004 private placement. The amount of principal represented by these shares was $859,000. The amount of accrued interest represented by these shares was $87,392. These notes converted at $1.00 per share.

         On March 31, 2006, the Company issued 67,785 shares of stock upon conversion of certain outstanding notes issued in the 2004 private placement. The amount of principal represented by these shares was $57,000. The amount of accrued interest represented by these shares was $10,785. These notes converted at $1.00 per share.

                       CISTERA NETWORKS, INC.& SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

NOTE 7 - COMMON STOCK (continued)

         One March 31, 2006 the Company issued 2,000 shares of stock to a former contractor for providing project management services valued at $2,000. As part of the initial agreement with this contractor, these shares were to be issued upon the delivery of services defined by the agreement.

         On March 31, 2006, the Company issued 68,000 shares of stock as part of a legal settlement. 60,000 of the shares had been previously issued as restricted and in settlement of the legal issue, the shares were returned, cancelled and reissued as free trading. 8,000 shares were newly issued.

         On July 1, 2006, the Company issued 70,803 shares of stock in connection with the exercise of warrants issued in the merger of CNH with XBridge at .46 per share. These warrants were exercised to satisfy certain outstanding notes payable.

         On August 31, 2006, the Company issued 4,034 shares of stock upon conversion of certain outstanding notes issued in the 2004 private placement. The amount of principal represented by these shares was $1,000. The amount of accrued interest represented by these shares was $3,034 due to the conversion of a portion of the note earlier. These notes converted at $1.00 per share.

         On October 25, 2006, the Company issued 122,028 shares of common stock in connection with the exercise of options issued in the merger of the Company with Xbridge at $.01 per share.

         On December 13, 2006, the Company issued 17,931 shares of stock upon conversion of certain outstanding notes issued in the 2004 private placement. The amount of principal represented by these shares was $15,000. The amount of accrued interest represented by these shares was $2,931. These notes were converted at $1.00 per share.

NOTE 8 - NOTES PAYABLE

         In June 2005, the Company received loans totaling $50,000. The notes are due May 30, 2006 and carry an interest rate of 8% per annum. Due to the loan being unpaid at maturity, the interest rate increased to 12%. At March 31, 2007, the total amount of principal and interest due on this note was $0.

NOTE 9 - LINE OF CREDIT

         On September 21, 2006, the Company entered into a factoring agreement with Allied Capital Partners, L.P., whereby Allied Capital provides a revolving line of credit to the Company up to $750,000 that is secured by the Company's accounts receivable. At March 31, 2007, the total amount due on the line of credit was $62,094.

         On May 18, 2007, the Company secured a line of credit with JPMorgan Chase Bank in the amount of $50,000. The line of credit carries an interest rate of prime plus one half point. The line of credit is secured with a deposit guarantee of $50,000.

                       CISTERA NETWORKS, INC.& SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

NOTE 10 - RELATED PARTY TRANSACTIONS

         On March 5, 2003, we (1) obtained an exclusive license to certain XML technology from XBridge in exchange for the issuance of 500,000 shares of our common stock, and (2) entered into an asset purchase agreement to acquire certain of XBridge's assets. On June 20, 2003, we issued an additional 1,500,000 shares of our common stock to XBridge in settlement of certain CNH Holdings' obligations under the license agreement and asset purchase agreement. Subsequent to the settlement transaction, the officers and directors of XBridge became our officers and directors.

         Subsequent to March 2003, the Company had entered into a master services agreement with XBridge pursuant to which XBridge provided the Company with certain development and maintenance services. In connection with this master services agreement, the Company had previously issued to XBridge an additional 150,000 shares of its common stock and had incurred approximately $1,860,000 in past due service fee debt.

         Effective May 27, 2005, we acquired XBridge through a merger transaction and obtained ownership of the XBridge intellectual property upon which our products are based. Prior to entering into the agreement governing the merger, (a) Ms. Cynthia Garr, the Company's Executive Vice President, interim Chief Financial Officer and a director, was also the President and a director of XBridge, (b), Mr. Gregory Royal, the Company's Chief Technology Officer and a director, was also a Vice President and a director of XBridge, (c) Mr. Derek Downs the Company's acting Chief Executive Officer and a director, was also a consultant to Xbridge.

         On May 31, 2004, the Company received a loan from an officer of $55,755. The note carries an interest rate of 8% and was due December 31, 2005. At March 31, 2007, the total amount of principal and interest due on this note was $39,609.

         On March 31, 2006, the Company received a loan from an officer of $6,400. The note carries an interest rate of 8% and is due March 31, 2007. At March 31, 2007, the total amount of principal and interest due on this note was $0.

         On June 30, 2006, the Company received a loan from an officer of $16,434. Currently, this note is considered short term and has no loan provisions. At March 31, 2007, the balance of the loan was $0.

         In July 2003, XBridge Software, Inc. received loans totaling $33,000 from shareholders. The loans were due on demand and carried an interest rate of 8% per annum. The Company acquired these loans as part of the acquisition of XBridge Software in May 2005. At March 31, 2007, total principal and interest due on these loans was $0.

         Pursuant to an employment agreement dated January 1, 2005, the Company agreed to pay $125,000 per year to Derek Downs, an officer and director of the Company.

                       CISTERA NETWORKS, INC.& SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

NOTE 10 - RELATED PARTY TRANSACTIONS (continued)

         Pursuant to an employment agreement dated October 1, 2004, the Company agreed to pay $130,000 per year to Gregory Royal, an officer and director of the Company.

NOTE 11 - ACQUISITIONS

         On May 5, 2003, a License Agreement was entered into principally between Corvero Networks and XBridge Software, although CNH Holdings Company was party to certain provisions. The License Agreement resulted in XBridge licensing to Corvero all of XBridge's right, title and interest in, and to a software program (and concomitant hardware platforms) which had been developed by XBridge and which were, collectively known as the "XBridge Technology." This technology principally allows for the development, implementation and commercialization of XML integration solutions in the EBI and IP Telephony markets. CNH Holdings Company subsequently issued 2,000,000 "restricted" common shares of its stock to XBridge as a licensing fee.

         On August 31, 2004, CNH Holdings Company absorbed its wholly-owned subsidiary Corvero Networks, Inc., and began operating as Cistera Networks. As of that date, all Corvero products adopted the Cistera name. All of Corvero's rights under the License Agreement dated May 5, 2003 passed to Cistera Networks, Inc.

         On May 27, 2005, the Company issued 2,000,000 new shares of common stock to acquire the assets and liabilities of XBridge Software, Inc. The shares were valued at the market price on the effective date of the acquisition, which was $2.65 per share. The Company acquired net assets valued at $782,245 and intellectual property valued at $2,717,755. Goodwill of $2,134,821 was also acquired and subsequently expensed.

NOTE 12 - CONVERTIBLE DEBT

         Effective December 13, 2004, the Company issued and sold an aggregate of $1,146,000 in principal amount of Senior Unsecured Convertible Promissory Notes (the "notes"), and issued warrants to purchase 1,146,000 shares of our common stock, par value $0.001 per share (the "warrants"). Of the $1,146,000 in notes, $1,004,000 in principal amount of notes were issued for cash, and $142,000 in principal amount of notes were issued in connection with the cancellation of an equal amount of the Company's outstanding obligations. At December 31, 2005, a number of note holders opted to convert their debt as provided in their note agreements. The total number of shares issued due to this conversion was 946,392. The amount of principal represented by these shares was $859,000. The amount of accrued interest represented by these shares was $87,392. At March 31, 2006, three note holders opted to convert their debt as provided in their note agreements. The total number of shares issued due to this conversion was 67,785. The amount of principal represented by these shares was $57,000. The amount of accrued interest represented by these

                       CISTERA NETWORKS, INC.& SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

NOTE 12 - CONVERTIBLE DEBT (continued)

shares was $10,785. These notes converted at $1.00 per share. The total amount of principal and interest due at December 13, 2006 was $196,088. At August 31, 2006, one note holder who had previously converted most of his outstanding debt opted to convert the outstanding balance. The total number of shares issued due to this conversion was 4,034. The remaining amount of principal represented by these shares was $1,000. The amount of interest earned on his original note represented by these shares was $3,034. At December 13, 2006, one note holder opted to convert their outstanding balance. There were 17,931 shares issued at $1.00 per shares to convert principal of $15,000 and accrued interest of $2,931. At December 13, 2006, two note holders opted to convert their outstanding balance to the second private placement. The total amount converted was $56,071. At March 31, 2007, there was $144,000 of principal and $22,138 of interest due on these notes.

         The notes bear interest at the rate of 8% per annum, compounded quarterly on each March 31, June 30, September 30 and December 31 that the notes are outstanding (each, an interest compounding date). The outstanding principal on the notes and all accrued interest become due and payable on the earlier of
(a) December 9, 2006, or (b) the date on which a change in control of the Company occurs.

         The outstanding principal and accrued interest on the notes are convertible into shares of common stock at a conversion rate equal to the lesser of (a) $1.30 per share, or (b) a 25% discount to the average closing bid price of the Company's common stock for the five days including and immediately preceding the interest compounding date, provided that in no event shall the conversion price per share be less than $1.00 per share. The notes may be converted, in whole or in part, at the option of the note holder on any interest compounding date occurring after the effective date of a registration statement covering the resale of shares of common stock to be issued upon conversion of the notes.

         In addition, if the Company subsequently issues or sells any new securities convertible, exercisable or exchangeable into shares of our common stock ("convertible securities") in a private transaction and receives gross proceeds of at least $500,000, the notes may be converted, in whole or in part at the option of the noteholders, into the convertible securities, upon the same terms and conditions governing the issuance of the convertible securities in the private transaction. The right of the note holders to convert the note into convertible securities does not apply to any convertible securities issued by the Company (a) in connection with a merger, acquisition or consolidation of the Company, (b) in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital, (c) in connection with bona fide firm underwritten public offerings of its securities, (d) pursuant to the Company's incentive and stock option plans, (e) as a result of the exercise of options or warrants or conversion of convertible notes or preferred stock which were granted or issued as of December 13, 2004.

         The Company may prepay the notes in whole or in part, upon thirty days prior written notice to note holders; provided that partial prepayments may be made only in increments of $10,000 and, provided further, that the note holders may convert the amount of the proposed prepayment into shares of our common stock, regardless of the period of time that the notes have then been outstanding.

                       CISTERA NETWORKS, INC.& SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

NOTE 12 - CONVERTIBLE DEBT (continued)

         The warrants have a term of five years and are exercisable at an exercise price of $1.30 per share. Subject to an effective registration statement covering the resale of the shares of common stock issuable upon exercise of the Warrants, the Company may, upon thirty days prior written notice, redeem the warrants for $0.10 per share, in whole or in part, if our common stock closes with a bid price of at least $3.50 for any ten (10) out of fifteen (15) consecutive trading days. Because at that price it would be profitable for the warrant holders to exercise their warrants rather than to allow the redemption to proceed, we assume they would choose to exercise. However, there is no assurance that our stock price will rise to the $3.50 per share redemption trigger price, or that all of the warrants will be exercised.

         The Company is currently seeking to issue and sell a second offering of Senior Unsecured Convertible Promissory Notes. This second offering will mirror the terms of the previous Private Placement Funding as stated above, except for the conversion of stock and interest is set at a fixed rate of $1.00 per share. The notes and accrued interest are due and payable two years from the date of the note. As of March 31, 2007, $1,900,606 had been received by the Company from this offering.

         In April 2007, the Company received an additional $1,225,000 from this offering.

NOTE 13 - STOCK OPTIONS

         During the year ended March 31, 2005, the Company issued 1,815,000 stock options to employees, contractors and other service providers to the Company. At March 31, 2006, no compensation expense had been recorded as the exercise price of the options was equal or greater than the fair market value of the stock. As of December 31, 2006, 1,015,000 of the total stock options are not exercisable, as they are not yet approved or registered.

         The following table sets forth the options outstanding as of March 31, 2006:

                                                                        Weighted
                                                     Option /            Average            Weighted
                                                     Warrants           Exercise             Average
                                                      Shares              Price            Fair Value
                                                 -----------------   ----------------    ----------------
Options outstanding, March 31, 2005                      1,815,000        $      1.29               $1.43
Options outstanding from Xbridge merger                    529,945               0.23                0.34
Warrants outstanding from Xbridge merger                   312,439               0.46                0.46
Warrants outstanding from Private Placement              1,146,000               1.30                1.30
Outstanding warrants from early exercise of
     Private Placement Warrants                            155,800               1.30                1.30
Granted, Exercise price more than fair value                     -                  -                   -
Granted, Exercise price less than fair value                     -                  -                   -
Expired                                                          -                  -
Exercised                                                 (411,600)              1.47                   -
                                                 -----------------
Options and warrants outstanding, March 31, 2006         3,547,584         $     1.04
                                                 =================   ================

                       CISTERA NETWORKS, INC.& SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (continued)

NOTE 13 - STOCK OPTIONS (continued)

         The following table sets forth the options outstanding as of March 31, 2007:

                                                                         Weighted
                                                      Option /            Average            Weighted
                                                      Warrants           Exercise             Average
                                                       Shares              Price            Fair Value
                                                  -----------------   ----------------    ----------------
Options and warrants outstanding, March 31, 2006          3,547,584           $1.29               $1.43
Warrants outstanding from Private Placement               1,842,690            1.00                1.00
Granted, Exercise price more than fair value                      -               -                   -
Granted, Exercise price less than fair value                      -               -                   -
Expired                                                     (51,814)              -
Exercised                                                  (192,831)           0.18                   -
                                                  -----------------
Options and warrants outstanding, March 31, 2007          5,145,629           $1.04
                                                  =================   ================

         Exercise prices for optioned shares outstanding as of March 31, 2007 ranged from $0.23 to $2.00. A summary of these options by range of exercise prices is shown as follows:

                                                                                  Weighted-           Weighted-
                                           Weighted-         Shares/               Average             Average
                          Shares /          Average          Warrants          Exercise Price        Contractual
     Exercise             Warrants         Exercise         Currently             Currently           Remaining
      Price             Outstanding          Price         Exercisable           Exercisable             Life
-------------------   -----------------  --------------  -----------------   --------------------  -----------------
$             1.10             635,000   $        1.10                  -    $              1.10       7 years
              1.30             380,000            1.30                  -                   1.30       4 years
              2.00             700,000            2.00            700,000                   2.00       10 years
               .23              81,352             .23             81,352                    .23       3 years
               .46             326,565             .46            326,565                    .46       3 years
               .46             189,822             .46            189,822                    .46       3 years
              1.30             990,200            1.30            990,200                   1.30       5 years
              1.00           1,842,690            1.00          1,842,690                   1.00       5 years

         In September 2005, although the stock price had not achieved the levels necessary to allow the Company to redeem the warrants, warrant holders were offered an incentive of one-half warrant for each warrant exercised. This incentive expired on December 31, 2005. The Company raised an additional $405,080 from the exercise of 311,600 warrants and issued 155,800 incentive warrants.

                       CISTERA NETWORKS, INC.& SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

NOTE 14 - CONTINGENCIES

         In 2005, the Company was made a third-party defendant to litigation that was originally filed on June 5, 2001 in Longview, Texas, styled J. David Bolton, Joanna Bolton, Whitney Gaidry, Virginia Ille and Kenneth Ille vs. Larry
V. Tate, Gerald Pybas, E. Robert Barbee, H. Paul Estey, and Robert A. Baker; Case No. 2001-1196-A; 188th District Court, Gregg County, Texas. Plaintiffs sued Defendants and the Company for breach of contract and sought approximately $975,000 in damages. The Defendants had sued the Company for indemnification of Plaintiffs' claims.

         On February 7, 2006, the parties reached an agreement to settle this case at mediation and signed a binding agreement which settles the disputes between them. As part of that settlement, the Company agreed to deliver 68,000 unrestricted stock certificates of the Company's stock to Plaintiffs. The Plaintiffs held 60,000 shares of restricted stock prior to the settlement. Those 60,000 shares were cancelled and reissued as unrestricted shares. The Plaintiffs received 8,000 newly issued shares. The settlement should not be taken as an admission of liability and the Company expressly denies any such liability.

         The Company, and certain of its current and former officers and directors are defendants in litigation pending in Dallas, Texas, styled KINGDON
R. HUGHES VS. GREGORY T. ROYAL, CYNTHIA A. GARR, JAMES T. MILLER, JR., CHARLES STIDHAM, CNH HOLDINGS COMPANY D/B/A CISTERA NETWORKS AND XBRIDGE SOFTWARE, INC.; Cause No. DV05-0600-G; G-134th District Court, Dallas County, Texas. The plaintiff has alleged a number of complaints against the defendants, including breach of fiduciary duty, misappropriation of corporate opportunities, fraud, fraudulent inducement, breach of contract, tortuous interference with contract, fraudulent transfer, and shareholder oppression arising in connection with the license agreement between the Company and XBridge in May 2003 and the acquisition of XBridge by the Company in May 2005. The parties held a mediation conference in April 2006 and have come to an understanding with respect to the principle elements of a potential settlement. We are currently in the process of negotiating definitive settlement agreements.

         The Company is a defendant in litigation pending in Dallas, Texas, styled Collaborative Search Partners, Inc. vs. Xbridge Software, Inc., and Cistera Networks, Inc., Cause No. 07-03189;J191st District Court, Dallas County, Texas. The plaintiff has alleged a number of complaints against the defendants, including breach of contract, promissory estoppel, and quantum meruitt arising in connection with two separate employment search agreements. In May 2007, the parties came to an understanding with respect to the principle elements of a potential settlement, and a Rule 11 letter agreement has been filed with the Court, however, a definitive settlement agreement is still being negotiated among the parties. The Rule 11 letter agreement provides for payment by the defendants of $44,000 to the plaintiff over a period of six months, and in the event the defendants fail to make such payments, a default judgment may be rendered against the defendants.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS
         The Company's Bylaws provide that the Company has the power to indemnify its directors and officers to the fullest extent provided by Nevada law. Pursuant to Nevada law, a corporation may indemnify its officers and directors, provided that such person's actions:

         (a) did not constitute a breach of his fiduciary duties as a director or officer; and did not involve intentional misconduct, fraud or a knowing violation of law; and

         (b) were conducted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful

         The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the company.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
         Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:

         Amount


>>       SEC registration fee                            $          564

>>  Accountants' fees and expenses                       $       50,000

>>  Miscellaneous                                        $       40,000


>>


>>                Total                                  $       90,564
                                                                 ------



         The Registrant will bear all of the expenses shown above.

RECENT SALES OF UNREGISTERED SECURITIES
         Set forth below is information regarding the issuance and sales of the company's securities without registration for the past three (3) years from the date of this Registration Statement. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.


         On May 3, 2003, we issued and sold 500,000 shares of our common stock to XBridge, in exchange for an exclusive license to certain XML technology. The structure of the license and asset purchase agreement with XBridge and the issuance of the shares were determined through arm-length negotiations between us and the other parties involved and no material relationship existed between CHN Holdings Company, Corvero Networks and XBridge Software at that time.


         Effective June 20, 2003, we issued and sold 1,500,000 shares of our common stock to XBridge in settlement of all obligations under the XML license and under and asset purchase agreement. The structure of the settlement agreement with XBridge and the issuance of the shares were determined through arm-length negotiations between us and the other parties involved and, aside from the exclusive license described above, no material relationship existed between us and XBridge at that time.

         Effective December 13, 2004, we issued and sold an aggregate of $1,146,000.00 in principal amount of Senior Unsecured Convertible Promissory Notes, and issued warrants to purchase 1,146,000 shares of our common stock, par value $0.001 per share. Of the $1,146,000.00 in Notes, $1,004,000.00 in principal amount of Notes were issued for cash, and $142,000 in principal amount of Notes were issued in connection with the cancellation of an equal amount of the Company's outstanding obligations. The warrants have a term of five years and are exercisable at an exercise price of $1.30 per share. Subject to an effective registration statement covering the resale of the shares of common stock issuable upon exercise of the warrants, the Company may, upon thirty days prior written notice, redeem the warrants for $0.10 per share, in whole or in part, if our common stock closes with a bid price of at least $3.50 for any ten
(10) out of fifteen (15) consecutive trading days. The structure of the note purchase agreement and the issuance of the convertible notes and warrants were determined through arm-length negotiations between us and the other parties involved and no material relationship existed between us and the other parties at that time.

         Effective December 17, 2004, we issued and sold 150,000 shares of our common stock to XBridge in exchange for the cancellation of $270,000 of our outstanding debt, which was incurred in connection with certain product development work performed for us by XBridge. The Company believes that the structure of the services agreement with XBridge and the issuance of shares were comparable to what the Company would have received through arms-length negotiations with an unaffiliated party. At the time of the services agreement and the issuance of the shares, XBridge owned approximately 51% of our outstanding shares of common stock, and a majority of our officers and directors were also officers and directors of XBridge.


         On January 3, 2005, the Company issued 359,580 shares of common stock for accrued liabilities of $380,926. The shares were issued prices of between

$1.00 and $1.30 per share which was equal to the approximate closing price of our common stock on the various dates that the Company and the debt parties agreed to settle payment of these liabilities.

         On April 29, 2005, the Company issued 173,511 shares of common stock for accrued liabilities of $482,364. The shares were issued at $ 2.78 per share which was equal to the average closing price of our common stock over the ten trading days prior to the date of issuance.

         Effective May 27, 2005, we issued 4,150,000 shares of our common stock in connection with the merger of XBridge with XBR Acquisition, Inc., a newly formed Company subsidiary. At the time of the merger, XBridge held 2,150,000 shares of our common stock, which shares were cancelled. In connection with this merger, options and warrants to purchase 310,643 shares of XBridge common stock were converted into options to purchase an additional 842,383 shares of the Company's common stock, at exercise prices ranging from $0.01 to $0.46 cents per share. The Company also issued an additional 173,511 shares to certain of the officers and consultants of XBridge in exchange for the cancellation of $482,364.31 of XBridge debt held by these individuals. The debt represented trade accounts payable and accrued consulting fees, notes payable and accrued interest that were unpaid by XBridge. Ms. Cynthia A. Garr, then the Company's Executive Vice President and acting Chief Financial Officer and also the President and a director of XBridge, received 63,363 shares of our common stock in exchange for the cancellation of $72,914.49 of unpaid expenses, $72,725.19 of notes payable and accrued interest, and $30,510.00 of unpaid accrued consulting fees. Mr. Gregory T. Royal, then the Company's Chief Technology Officer and a director and also a Vice President and director of XBridge, received 108,081 shares of our common stock in exchange for the cancellation of $8,563.94 of unpaid expenses and $291,902.18 of unpaid accrued consulting fees. Mr. Derek P. Downs, then our acting Chief Executive Officer and a director and also a consultant to XBridge, received 2,067 shares of our common stock in exchange for the cancellation of $5,748.51 of unpaid expenses. The shares of our common stock issued to these individuals was valued at $2,65 per share, which was the average closing price of our common stock for the ten trading days prior to the effective date of the merger. This share value was also the value used to determine the exchange ratio for the shares of our common stock to be received by all other XBridge shareholders.

         The Company believes that the structure of the merger agreement with XBridge and the issuance of shares were comparable to what the Company would have received through arms-length negotiations with an unaffiliated party. At the time of the services agreement and the issuance of the shares, XBridge owned approximately 51% of our outstanding shares of common stock, and a majority of our officers and directors were also officers and directors of XBridge. This transaction enabled us to obtain outright ownership of the XBridge intellectual property upon which our products are based and eliminate future product development and maintenance payments to XBridge. Costs associated with maintenance and support related to the license agreement totaled $1.86 million during the first two years of the twenty-year life of the agreement. In addition, we believed that the Company's ownership of the XBridge intellectual property would prove to be invaluable in both securing agreements with tier-one channel reseller partners and in giving the Company flexibility for future growth and product line expansion. Based upon client driven product acceptance and sales order growth, the Company also believed that funding maintenance efforts through its research and development facility in India and eliminating potential royalty commitments were in the best interest of the Company's shareholders.

         Including the new shares issued in the merger, the elimination of the $1.86 million in inter-company payables and XBridge's outstanding debt of approximately $200,000 at the time of the merger, the total purchase price for the XBridge acquisition was approximately $5,500,000. Subsequent to the merger transaction, Cistera Networks commissioned Navigant Capital Advisors to issue a fairness opinion regarding the merger with XBridge Software. As part of its portfolio of financial services, Navigant Capital provides valuation services and fairness opinions on large financial transactions. Navigant Capital's position on the merger supported the Company's assertion around the fairness of the equity merger transaction.

         On June 24, 2005, the Company issued 100,000 shares of common stock from the exercise of outstanding stock options. The exercise price of the options was $2 per share.

         In September 2005, although the stock price had not achieved the levels necessary to allow the Company to redeem warrants issued in the December 13, 2004 private placement, warrant holders were offered an incentive of one-half warrant for each warrant exercised. This incentive expired on December 31, 2005. The Company raised an additional $405,080 from the exercise of 311,600 warrants and issued 155,800 incentive warrants.

         On December 31, 2005, the Company issued 311,600 shares of stock in connection with the exercise of warrants issued in the 2004 private placement of notes and warrants. The exercise price of the warrants was $1.30 per share.

         On December 31, 2005, the Company issued 946,392 shares of stock upon conversion of certain outstanding notes issued in the 2004 private placement. The amount of principal converted was $859,000 and the amount of accrued interest converted was $87,392. These notes converted at $1.00 per share.

         On March 31, 2006, the Company issued 67,785 shares of stock upon conversion of certain outstanding notes issued in the 2004 private placement. The amount of principal converted was $57,000 and the amount of accrued interest converted was $10,785. These notes converted at $1.00 per share.

         On March 31, 2006 the Company issued 2,000 shares of stock to a former contractor for providing project management services valued at $2,000. As part of the initial agreement with this contractor, these shares were to be issued upon the delivery of services defined by the agreement.

         On March 31, 2006, the Company issued 8,000 shares of stock as part of a legal settlement. The shares had been previously issued and were cancelled as part of a court order, but were never returned to the Company. As per the settlement, the 8,000 outstanding were cancelled and subsequently reissued as unrestricted shares.

         On July 1, 2006, the Company issued 70,803 shares of common stock in connection with the exercise of warrants issued in the merger of the Company with XBridge Software, Inc. The exercise price of the warrants was $.46 per share. The warrants were exercised for notes payable totaling $32,594.

         On August 1, 2006, the Company issued 4,034 shares of common stock upon conversion of the principal and accrued interest on a previously issued convertible note. The principal amount of the note converted was $1,000 and the amount of accrued interest converted $3,034. The notes converted at $1.00 per share.

         On October 25, 2006, the Company issued 122,028 shares of common stock in connection with the exercise of options issued in the merger of the Company with XBridge Software, Inc. The exercise price for these options was $.01 per share.

         On December 13, 2006, the Company issued 17,931 shares of common stock upon conversion of certain outstanding notes. The amount of principal of notes converted was $15,000 and the amount of accrued interest converted was $2,391. These notes were converted at $1.00 per share.

         Effective April 5, 2007, we issued and sold an aggregate of $3,625,754.00 in principal amount of Senior Unsecured Convertible Promissory Notes, and issued warrants to purchase 3,625,754 shares of our common stock, par value $0.001 per share. Of the $3,625,754.00 in Notes, $2,815,000.00 in principal amount of Notes were issued for cash, and $810,754 in principal amount of Notes were issued in connection with the cancellation of an equal amount of the Company's outstanding obligations. The warrants have a term of five years and are exercisable at an exercise price of $1.00 per share. Subject to an effective registration statement covering the resale of the shares of common stock issuable upon exercise of the warrants, the Company may, upon thirty days prior written notice, redeem 1,815,000 warrants for $0.10 per share, in whole or in part, if our common stock closes with a bid price of at least $3.50 for any ten (10) out of fifteen (15) consecutive trading days. An additional 1,000,000 warrants may be redeemed under the same terms if the above conditions are met plus the daily volume for the 20 consecutive trading days preceding the notice of redemption on the OTCBB or the principal exchange where the common stock is traded is in excess of 100,000 shares. The structure of the note purchase agreement and the issuance of the convertible notes and warrants were determined through arm-length negotiations between us and the other parties involved and no material relationship existed between us and the other parties at that time.


         The foregoing issuance of the shares of our common stock, the convertible promissory notes and the warrants described above were made in private transactions or private placements intending to meet the requirements of one or more exemptions from registration. In addition to any noted exemption below, we relied upon Regulation D and Section 4(2) of the Securities Act of 1933, as amended (the "Act"). The investors were not solicited through any form of general solicitation or advertising, the transactions being non-public offerings, and the sales were conducted in private transactions where the investor identified an investment intent as to the transaction without a view to an immediate resale of the securities; the shares were "restricted securities" in that they were both legended with reference to Rule 144 as such and the investors identified they were sophisticated as to the investment decision and in most cases we reasonably believed the investors were "accredited investors" as such term is defined under Regulation D based upon statements and information supplied to us in writing and verbally in connection with the transactions. We never utilized an underwriter for an offering of our securities and no sales commissions were paid to any third party in connection with the above-referenced sales.

                                    EXHIBITS



         3(i)     Articles of Incorporation**

         3(ii) Bylaws (Incorporated by reference from the Company's Annual Report on Form 10KSB for the fiscal year ended March 31, 1996)

         4.1 Form of Convertible Note Purchase Agreement dated as of December 13, 2004 (Incorporated by reference from Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Commission on December 20, 2004)

         4.2 Form of Senior Unsecured Convertible Note (Incorporated by reference from Exhibit 4.2 to the Company's Current Report on Form 8-K filed with the Commission on December 20, 2004)

         4.3 Form of Warrant (Incorporated by reference from Exhibit 4.3 to the Company's Current Report on Form 8-K filed with the Commission on December 20, 2004)

         4.4 Registration Rights Agreement dated as of December 13, 2004 (Incorporated by reference from Exhibit 4.4 to the Company's Current Report on Form 8-K filed with the Commission on December 20, 2004)

         4.5 Form of Convertible Note Purchase Agreement dated as of April 5, 2007 (Incorporated by reference from Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Commission on April 12, 2007)

         4.6 Form of Senior Unsecured Convertible Note (Incorporated by reference from Exhibit 4.2 to the Company's Current Report on Form 8-K filed with the Commission on April 12, 2007)

         4.7 Form of Warrant (Incorporated by reference from Exhibit 4.3 to the Company's Current Report on Form 8-K filed with the Commission on April 12, 2007)

         4.8 Registration Rights Agreement dated as of April 7, 2005 (Incorporated by reference from Exhibit 4.4 to the Company's Current Report on Form 8-K filed with the Commission on April 12, 2007

         10.1 Employment Agreement by and between Derek Downs and Cistera Networks, Inc. dated as of January 1, 2005**

         10.2 Employment Agreement by and between Cynthia Garr and Cistera Networks, Inc. dated as of January 1, 2005**

         10.3     Employment   Agreement   between  Gregory  Royal  and  Cistera
                  Networks Canada, Inc. dated as of October 1, 2004**

         5.1      Opinion of Colbert Johnston LLP*


         6.1 License Agreement (incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004)


         23.1     Consent of Robison, Hill & Co.*

         *  Filed herewith
         **  Previously filed


                                  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

         (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
         (b) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) and any deviation from the high or low end of the estimated maximum range, may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
         (c) To include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.





































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




                                   SIGNATURES



         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas for Cistera Networks, Inc.



By:  /s/   Derek P. Downs                                 Date: August 13, 2007
         ----------------
         Derek P. Downs, Chief Executive Officer and
         President


By:  /s/   Cynthia A. Garr                                Date: August 13, 2007
         -----------------

         Cynthia A. Garr, Executive Vice President and
         Chief Financial Officer



By:  /s/   Lisa Anderson                                  Date: August 13, 2007
         ---------------
         Lisa Anderson, Controller



         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.




By:  /s/  Derek P. Downs                                  Date:  August 13, 2007
        ----------------

         Derek P. Downs, Director



By:  /s/  Cynthia A. Garr                                 Date:  August 13, 2007
        -----------------

         Cynthia A. Garr, Director



By:  /s/   Gregory T. Royal                               Date:  August 13, 2007
         ------------------

         Gregory T. Royal, Director



                                       61